Exhibit 10.1

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii)
would be competitively harmful if publicly disclosed

License Agreement

This License Agreement (this “Agreement”) is entered into as of November 20, 2024 (the “License Effective Date”), by and between BioLineRx Ltd., a company organized under the laws of the State of Israel, having a place of business at Modi’in Technology Park, 2 HaMa’ayan Street, Modi’in, 7177871, Israel, together with its Affiliates, (“BioLine”) and Ayrmid Pharma Ltd., a company organized under the laws of Ireland, having a place of business at C/o Byrne Wallace, 88 Harcourt Street, Dublin 2, Ireland, together with its Affiliates, (“Ayrmid”). Each of BioLine and Ayrmid may be referred to herein as a “Party” and together as the “Parties.”

WHEREAS, BioLine has certain rights to Motixafortide (with a tradename of APHEXDA®), including the rights to product improvements, dosage forms and/or strengths and line extensions in respect thereof, a novel, highly selective peptide inhibitor of the CXCR4 chemokine receptor, with an approved indication in the United States of stem cell mobilization in multiple myeloma, as well as other potential uses in oncologic and hematologic diseases (the “Licensed Product”), and associated Licensed Technology (as defined below); and

WHEREAS, Ayrmid wishes to obtain exclusive licenses with respect to the Licensed Product, the Licensed Technology and the Licensed Trademarks (as defined below) in order to Develop (as defined below), register, obtain marketing approval for, market, advertise, promote, offer for sale and otherwise commercialize, and, to the extent applicable pursuant to the terms of the step-in rights set forth in the Supply Agreement (as defined below) and the terms herein, make, manufacture and have made or manufactured, (collectively, “Commercialize” or “Commercialization”) the Licensed Product within the Field in the Territory (each term as defined below), and BioLine wishes to grant Ayrmid such license with respect to the Licensed Product, the Licensed Technology and the Licensed Trademarks for such purposes, solely in accordance with the terms and conditions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions. Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1, whether used in the singular or the plural, shall have the meanings specified below.

“Abandoned Patent Rights” shall have the meaning given to it in Section 4.3.

“Affiliate” shall mean, with respect to a Party, any person, organization, or entity controlling, controlled by or under common control with, such Party. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization, or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization, or entity (i) owns or directly controls 50% or more of the outstanding voting stock or other ownership interest of the other organization or entity, or (ii) possesses, directly or indirectly, the power to elect or appoint 50% or more of the members of the governing body of the organization or other entity.

“Agreement” shall have the meaning given to it in the Preamble.

“Alternative Prospective Sublicensee” shall have the meaning given to it in the Section 2.3.1.1.

“Applicable Reduced Royalty Rate” shall have the meaning given to it in Section 6.3.

“Ayrmid” shall have the meaning given to it in the Preamble.

“Ayrmid Confidential Information” shall have the meaning given to it in Section 8.1.3.

“Ayrmid Indemnitees” shall have the meaning given to it in Section 11.2.1.

“Ayrmid Termination” shall have the meaning given to it in Section 13.3.1.3.

“Biokine Letter Agreement” shall have the meaning given to it in Section 12.1.3.

“BioLine” shall have the meaning given to it in the Preamble.

“BioLine Confidential Information” shall have the meaning given to it in Section 8.1.1.

“BioLine Consent Countries” shall have the meaning given to it in Exhibit C attached hereto.

“BioLine Indemnitees” shall have the meaning given to it in Section 11.1.1.

“BioLine MAE” shall mean a material adverse effect on (x) BioLine’s Commercialization of the Licensed Product outside of the Field and/or outside of the Territory and/or (y) its obligations to third parties to whom BioLine has licensed or assigned the rights to so Commercialize the Licensed Product outside of the Field and/or outside of the Territory.

“BioLine Termination” shall have the meaning given to it in Section 13.3.1.3.

“Calendar Quarter” shall mean the respective periods of 3 consecutive calendar months ending on March 31, June 30, September 30, or December 31, for so long as this Agreement is in effect.

“Calendar Year” shall mean a calendar year commencing on January 1 and ending on December 31, for so long as this Agreement is in effect.

“Claims” shall have the meaning given to it in Section 11.1.1.

“Clinical Development” means activities in the Field relating to developing, preparing and conducting clinical trials.

“Commercialize” and “Commercialization” shall have the meaning given to it in the recitals, and shall include any derivative words thereof.

“Commercially Reasonable Efforts” shall mean (i) with respect to any objective by an entity, reasonable, diligent, good faith efforts to accomplish such objective and no less than the efforts such entity would normally use in the ordinary course to accomplish a similar objective under similar circumstances; and (ii) with respect to research, development and Commercialization of the Licensed Product hereunder, shall mean those efforts and resources normally used by such entity – but no less than the efforts and resources used by an entity of the same size and condition employing reasonable, diligent, good faith efforts – for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product lifecycle as the Licensed Product, taking into consideration the anticipated or approved labeling for the product, and other relevant factors commonly considered by the entity and other entities operating in connection with comparable products.

“Control” shall mean, (i) with respect to any Licensed Technology and Licensed Trademarks, the right and ability of a Party to fully and freely, without any restriction and without requiring the consent of any third party or the exercise of any trigger or option, to Commercialize, and license to any third party the right to Commercialize, such Licensed Technology and/or Licensed Trademarks under the terms of this Agreement; and (ii) with respect to any materials, data and/or information, the right and ability of a Party to fully and freely, without any restriction and without requiring the consent of any third party or the exercise of any trigger or option, to disclose such materials, data and/or information with the other Party under the terms of this Agreement.

“Controlling Party” shall mean the party controlling (i) the filing, prosecution and maintenance of Licensed Patents as further defined in Section 4 below and pursuant to the conditions therein; and/or (ii) enforcement proceedings against any Infringement as further defined in Section 9 below and pursuant to the conditions therein.

“CRE Jurisdiction Breach” shall have the meaning given to it in Section 13.2.1.1.

“CRE Jurisdictions” shall have the meaning given to it in Section 5.1.1.

“Develop” shall mean all activities in the Field relating to discovering, researching, developing, preparing and conducting non-clinical trials, toxicology testing, clinical trials, regulatory matters (e.g., Regulatory Approvals), formulation and, to the extent applicable, manufacturing process development activities, and shall include any derivative works thereof.

“Distribution Agreement” shall have the meaning given to it in Section 12.3.

“Distributor” shall have the meaning given to it in Section 12.3.

“Excluded CRE Jurisdiction” shall have the meaning given to it in Section 13.2.1.1.

“Exclusive License Arrangement” shall have the meaning given to it in Section 13.3.2.3.

“Exclusive License Arrangement Notice” shall have the meaning given to it in Section 13.3.2.3.

“Exclusive License Arrangement Response” shall have the meaning given to it in Section 13.3.2.3.

“Expiration” shall have the meaning given to it in Section 13.3.1.3.

“FDA” shall have the meaning given to it in Section 12.4.1.

“Field” shall mean the treatment and/or prevention of all human diseases and conditions, with the exception of all solid tumor indications.

“First Commercial Sale” shall mean the first sale of the Licensed Product following the License Effective Date by Ayrmid, anyone duly authorized on its behalf, an Affiliate of Ayrmid or a Sublicensee, in any form or manner, to an unaffiliated third party (those parties not regarded as Ayrmid Affiliates or Sublicensees). Notwithstanding anything to the contrary herein, the provision of the Licensed Product for test marketing, clinical trial purposes, compassionate use or “named patient use” shall not be considered to constitute a First Commercial Sale.

“Fixed Charge” shall have the meaning given to it in Schedule 10.2.

“Floating Charge” shall have the meaning given to it in Schedule 10.2.

“Gloria” shall have the meaning given to it in Section 2.5.

“Gloria Agreement” shall have the meaning given to it in Section 2.5.

“Gloria Territory” shall mean all countries set out in Exhibit C attached hereto (excluding, to the extent consented to by BioLine, any BioLine Consent Countries).

“IIA” shall mean the Israel Innovation Authority of the Ministry of Economy of the State of Israel.

“IIA Consent” shall have the meaning given to it in Section 10.2.2.

“Infringement” shall have the meaning given to it in Section 9.1.1.

“Kreos” shall have the meaning given to it in Section 12.1.4.

“Kreos Consent” shall have the meaning given to it in Section 12.1.4.

“License Effective Date” shall have the meaning given to it in the Preamble.

“Licensed Composition Patents” shall mean those patents listed in Exhibit A that cover compositions and methods of production as claimed therein.

“Licensed Know-How” shall mean (i) data, trade secrets, inventions (whether patentable or otherwise), discoveries, specifications, instructions, processes, compositions, formulae, materials, compounds, methods, protocols, expertise, technical information, and any other information of any kind whatsoever (including, without limitation, any pharmacological, biological, chemical, biochemical, manufacturing, business, and financial information), and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical, and clinical data relevant to any of the foregoing, and (ii), to the extent not otherwise covered by the foregoing, pricing, strategy and marketing information, market access strategy and pricing research and all support materials relating thereto (including, without limitation, analytics for centers, performance and data purchases to support product strategies and tactics, third party contracts and agencies of record, government pricing, “CMS” or “HRSA” filings, incentive compensation analytics of result and payouts by position), market research, medical affairs information and strategy, pharmacovigilance operations, safety data, regulatory operations and strategy, transplantation sites processes, patient advocacy groups information, key opinion leader (KOL) development information, supply chain strategy, approaches with the U.S. Food and Drug Administration, analytical methods validation and other data, in the case of each of (i) and (ii), (x) relating to the Licensed Product and the Commercialization thereof, (y) in the possession and Control of (including, without limitation, pursuant to the Upstream License (as defined below)) BioLine from time to time from and after the License Effective Date and (z) where such information was submitted by and included in BioLine’s application for marketing approval for the Licensed Product in the U.S., and where such information was not already submitted in such application to the extent required by Ayrmid in respect of its application(s) for regulatory approval in other countries in the Territory.

“Licensed Patents” shall mean (i) the U.S., foreign or international patents and/or patent applications set forth on Exhibit A attached hereto, (ii), to the extent not covered by the foregoing, any U.S., foreign or international patents and/or patent applications that relate to the Licensed Product and are in the possession and Control of BioLine (including, without limitation, pursuant to the Upstream License) from time to time from and after the License Effective Date, (iii) any patent or patent application that claims priority to and is a divisional, continuation, reissue, renewal, reexamination, substitution or extension of any patent application identified in (i) or (ii); (iv) any patents issuing on any patent application identified in (i), (ii) or (iii), including any reissues, renewals, reexaminations, substitutions or extensions thereof; (v) any claim of a continuation-in-part application or patent that is entitled to the priority date of, and is directed specifically to subject matter specifically described in, at least one of the patents or patent applications identified in (i), (ii), (iii) or (iv); (vi) any foreign counterpart (including “PCT”s) of any patent or patent application identified in (i), (ii),(iii) or (iv) or of the claims identified in (v); (vii) any U.S., foreign or international patents and patent applications that claim, but only with respect to those claims that claim subject matter specifically included in, the invention(s) set out in the patents and/or patent applications identified in (i), (ii), (iii) or (iv) ; and (viii) any supplementary protection certificates, any other patent term extensions and exclusivity periods and the like of any patents and patent applications identified in (i) through (vii). Exhibit A sets forth both Licensed Use Patents and Licensed Composition Patents and shall be updated from time to time to reflect inclusion of new Licensed Patents, including, without limitation, new Licensed Patents arising from (ii) above.

“Licensed Product” shall have the meaning given to it in the recitals hereto.

“Licensed Technology” shall mean the Licensed Patents and the Licensed Know-How.

“Licensed Trademarks” shall mean the trade names, trademarks, logos and service marks (x) relating to the Commercialization of the Licensed Product and (y) in the possession and Control of BioLine (including, without limitation, pursuant to the Upstream License) from time to time from and after the License Effective Date. Exhibit B sets forth the Licensed Trademarks and shall be updated from time to time to reflect inclusion of new Licensed Trademarks.

“Licensed Use Patents” shall mean those patents listed in Exhibit A that cover specific methods of use of the Licensed Products as claimed therein.

“Licenses” shall mean the licenses granted to Ayrmid pursuant to Section 2.

“Loan Agreement” shall have the meaning given to it in Schedule 10.2.

“MA” shall have the meaning given to it in Section 12.4.1.

“MA Indemnity” shall have the meaning given to it in Section 12.4.3.

“Material Breach” shall mean a material breach by either Party of its respective representations, warranties, covenants or other obligations hereunder, which breach could reasonably be expected to (i) have a material adverse effect on the benefit which the non-breaching Party would otherwise derive hereunder or (ii) cause a substantial harm to the non-breaching Party

“Net Sales” shall mean the gross amount billed or invoiced by or on behalf of Ayrmid, its Affiliates and their Sublicensees (the “Invoicing Entity”) on sales of Licensed Products (whether made before or after the First Commercial Sale of the Licensed Product) and New Development Products, as applicable, less the following: (a) customary and reasonable trade, quantity, or cash discounts to the extent actually allowed and taken; (b) amounts repaid or credited by reason of valid and verifiable rejection or return; (c) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, import, export, delivery, or use of a Licensed Product or New Development Product, as applicable, which is paid by or on behalf of the Invoicing Entity; (d) outbound transportation, packing and delivery charges, as well as prepaid freight (including shipping insurance) actually incurred; and (e) rebates, credits and chargeback payments (or the equivalent thereof) granted to managed health care organizations, wholesalers or to federal, state/provincial, local and other governments, including their agencies, purchasers and/or reimbursers, or to trade customers. No other expenses or payments, of any kind shall be deducted for the purposes of calculating Net Sales. In addition, (i) in any transfers of Licensed Products or New Development Products, as applicable, between the Invoicing Entity and an Affiliate of the Invoicing Entity not for the purpose of resale by such Affiliate, Net Sales shall be equal to [***] of the Licensed Products or New Development Products, as applicable, so transferred, assuming an arm’s length transaction made in the ordinary course of business; (ii) good faith sales of Licensed Products or New Development Products, as applicable, by an Invoicing Entity to an Affiliate of such Invoicing Entity, for resale by such Affiliate, shall not be deemed Net Sales and Net Sales shall be determined based on the total amount invoiced or billed by such Affiliate on resale to an independent third party purchaser; (iii) in the event that the Invoicing Entity, or the Affiliate of the Invoicing Entity, receives non-monetary consideration for any Licensed Products or New Development Products, as applicable, or in the case of transactions not at arm’s length with a non-Affiliate of the Invoicing Entity, Net Sales shall be calculated based on [***], assuming an arm’s length transaction made in the ordinary course of business; and (iv) Net Sales shall not include, and shall be deemed zero with respect to, Licensed Products or New Development Products, as applicable, provided for clinical trials or research purposes, or charitable or compassionate use purposes. For clarity, the foregoing shall also apply mutatis mutandis to Reduced-Royalty New Development Products.

“New Developments” shall have the meaning given to it in Section 3.2.

“New Development Product” shall mean any product, system, device, material, method, process or service, the Commercialization of which, in whole or in part uses, exploits, comprises or incorporates the New Developments, or any part thereof, or is otherwise covered thereby or falls within the scope thereof, in whole or in part, or uses the New Developments as a basis for subsequent modifications.

“Non-Controlling Party” shall mean the Party other than the Controlling Party.

“Non-Territory MA Holder” shall have the meaning given to it in Section 12.4.3.

“Non-Territory MA Holder Assumption” shall have the meaning given to it in Section 12.4.3.

“Party” and “Parties” shall have the meanings given to them in the Preamble.

“Payment” shall have the meaning given to it in Section 10.3.

“Prospective Sublicensee” shall have the meaning given to it in Section 2.3.1.

“Reduced-Royalty Net Sales” shall have the meaning given to it in Section 6.3.

“Reduced-Royalty New Development Product” shall mean any New Development Product for which Ayrmid and its Affiliates and Sublicensees have collectively spent an aggregate amount equal to or greater than $[***] for the Clinical Development thereof on a per indication basis; provided that, in no event shall a New Development Product principally relating to sickle cell disease be considered a Reduced-Royalty New Development Product (notwithstanding the aggregate amounts spent by Ayrmid and its Affiliates and Sublicensees in respect of the Clinical Development thereof).

“Regulatory Agency” shall mean, in a given country or jurisdiction, any applicable governmental authority involved in granting Regulatory Approval in such country or jurisdiction.

“Regulatory Approval” shall mean, with respect to any particular country or region within the Territory, all approvals, licenses, registrations or authorizations of any Regulatory Agency necessary to Commercialize the Licensed Product in such country or region, including, where applicable, (a) required pricing or reimbursement approval in such country or region, (b) pre-approval and post-approval marketing authorizations (including any prerequisite manufacturing approval or authorization related thereto), (c) labeling approval and/or (d) technical, medical and scientific licenses.

“Regulatory Exclusivity” means any market exclusivity, data exclusivity or other exclusive right (other than patent protection) granted, conferred or afforded by any Regulatory Agency in any country or otherwise under applicable laws, which (a) confers exclusive marketing rights with respect to the Licensed Product in such country or (b) prevents a third party from using or otherwise relying on the Regulatory Approval or the data supporting the Regulatory Approval for the Licensed Product without the prior written authorization of the Regulatory Approval holder. Regulatory Exclusivity includes new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, reference product exclusivity, orphan drug exclusivity, pediatric exclusivity, and data exclusivity.

“Relevant Countries” shall have the meaning given to it in Section 5.1.3.

“Reporting Data” shall have the meaning given to it in Section 5.2.3.2.

“Response” shall have the meaning given to it in Section 2.3.1.1.

“Safety Committee” shall have the meaning given to it in Section 5.4.

“Sales Milestone Event” shall have the meaning given to it in Section 6.2.

“Sales Milestone Payment” shall have the meaning given to it in Section 6.2.

“Sanctions” shall have the meaning given to it in Section 10.3.

“Steering Committee” shall have the meaning given to it in Section 5.3.

“Sublicense” shall mean any right granted, license given, or agreement entered into, by Ayrmid and/or its Affiliates or Sublicensees to or with any other person or entity, under, or with respect to, or permitting any use of, any of the Licensed Technology or otherwise permitting the development, marketing, distribution and/or sale of Licensed Product (regardless of whether such grant of rights, license given or agreement entered into is referred to or is described as a sublicense or as an agreement with respect to the development and/or sale and/or distribution and/or marketing of Licensed Products). For clarity, (i) no assignment of the rights and/or obligations of Ayrmid in this Agreement in accordance with the terms of Section 14.9 shall be considered a “Sublicense” hereunder, and (ii) no rights granted, licenses given or agreements entered into by Ayrmid (or any of its Affiliates or Sublicensees) pursuant to Section 2.4 below shall be considered “Sublicenses” hereunder.

“Sublicense Notice” shall have the meaning given to it in Section 2.3.1.1.

“Sublicensee” shall mean a person or entity granted a Sublicense in accordance with Section 2.3, including any sublicensees of other Sublicensees.

“Supply Agreement” shall have the meaning given to it in Section 12.1.1.

“Territory” shall mean all countries other than those set out in Exhibit C attached hereto (excluding from Exhibit C for these purposes, to the extent consented to by BioLine, any BioLine Consent Countries) .

“Upfront Payment” shall have the meaning set forth in Section 6.1.

“Upstream License” means the License Agreement entered into by and between BioLine and the Upstream Licensor dated as of September 2, 2012 (as amended, modified or supplemented from time to time).

“Upstream Licensor” means Biokine Therapeutics Ltd.

2.	License Grant.

2.1.
Product License Grant. Subject to terms and conditions hereof, BioLine hereby grants to Ayrmid an exclusive, transferable (on the terms and conditions herein), royalty-bearing, sublicensable, license under BioLine’s rights in the Licensed Product and the Licensed Technology to Commercialize the Licensed Product and any New Development Products, solely within the Field in the Territory. For purposes of this Section 2.1, the term “exclusive” means that BioLine shall not have any right to grant such licenses or rights, whether to a third party or an Affiliate, in the Territory in the Field with respect to the foregoing or engage in any of the foregoing in the Territory in the Field (whether directly or indirectly) except with the written permission of Ayrmid. Notwithstanding the foregoing, and for the avoidance of doubt, BioLine reserves all rights to (i) engage in any and all of the foregoing outside the Territory directly and/or via third parties; (ii) directly and/or via third parties, make, manufacture and have made or manufactured the Licensed Product within the Territory for the purposes of (x) Commercializing the Licensed Product outside of the Territory or (y) supplying the Licensed Product to Ayrmid; and (iii) grant rights to third parties comparable to the rights granted herein to Ayrmid outside the Field in the Territory. Notwithstanding anything to the contrary herein, BioLine shall not have the right to enter into agreements with distributors of the Licensed Product (or any similar distribution arrangements) with respect to the Field in the Territory.

2.2.
Trademarks License. Subject to the terms hereof, BioLine hereby grants to Ayrmid a limited, exclusive, transferable (on the terms and conditions herein) and royalty-free license to the Licensed Trademarks and associated goodwill during, subject to the terms of Section 13.3.1.2 below, the term of this Agreement and solely for the Commercialization of the Licensed Product and any New Development Products in accordance with this Agreement in the Field and within the Territory and on the condition that Ayrmid shall not at any time do or permit any act to be done which may in any way impair the rights of BioLine in the Licensed Trademarks and shall not use the Licensed Trademarks in a manner which dilutes, detracts from or damages the goodwill appurtenant thereto. Ayrmid shall not register any Licensed Trademarks or derivative thereof unless expressly advised to do so by BioLine, and Ayrmid shall follow all reasonable written instructions from BioLine with respect to use of the Licensed Trademarks. BioLine reserves the right to add to, change, or discontinue the use of the Licensed Trademarks, on a selective or general basis, at any time, by providing written notice to Ayrmid; provided that any such addition, change or discontinuance which would have an adverse effect on Ayrmid’s (or its Affiliates’ or Sublicensees’) Commercialization of the Licensed Product shall require the prior written consent of Ayrmid. Ayrmid agrees that BioLine may register Ayrmid as an authorized user of the Licensed Trademarks and shall cooperate with BioLine in such respect upon reasonable request. All goodwill arising from Ayrmid’s use of Licensed Trademarks will inure solely to the benefit of BioLine. Subject to the licenses (and, as applicable, sublicenses) contemplated by this Section 2.2 and Section 13.3.1.2, title to and ownership of all proprietary rights in or related to the Licensed Trademarks remains at all times with BioLine. Ayrmid further irrevocably assigns and will assign to BioLine in perpetuity all worldwide right, title and interest, if any, that are owned or obtained by Ayrmid in any of the Licensed Trademarks. Ayrmid shall have the right to sublicense its rights under this Section 2.2; provided that (i) in the case of a sublicense to an Affiliate of Ayrmid, such Affiliate shall be bound by all of Ayrmid’s obligations hereunder and Ayrmid shall promptly notify BioLine of such sublicense, and (ii) in the case of a sublicense to a third party, such sublicense shall be made only in connection with a Sublicense of Licensed Technology being made in accordance with the applicable terms of this Agreement (including, for the avoidance of doubt, Sections 2.3 and 2.4) and the applicable Sublicense agreement shall contain terms and conditions in respect of the Licensed Trademarks that are consistent with this Section 2.2.  For purposes of this Section 2.2, the term “exclusive” means that BioLine shall not have any right to grant such licenses or rights, whether to an Affiliate or to any third party, in the Field in the Territory with respect to the foregoing or engage in use of the Licensed Trademarks in the Field in the Territory (whether directly or indirectly) except with the written permission of Ayrmid. For the avoidance of doubt, BioLine reserves all rights to (i) engage in any and all of the foregoing outside the Territory directly and/or via third parties; (ii) directly and/or via third parties, engage in the use of the Licensed Trademarks within the Territory for the purposes of (x) Commercializing the Licensed Product outside of the Territory or (y) supplying the Licensed Product to Ayrmid; and (iii) grant rights to third parties comparable to the rights granted herein to Ayrmid outside the Field in the Territory.

2.3.
Sublicenses. Ayrmid shall be entitled to grant Sublicenses under the License to third parties, it being clarified that Sublicenses shall be granted for consideration and in arm’s length transactions. Any such grant of a Sublicense shall not require the prior written consent of BioLine, but shall be subject to the following:

2.3.1.	Alternative Prospective Sublicensee. Prior to granting any Sublicense to a third party (the “Prospective Sublicensee”):

2.3.1.1.
Ayrmid will provide BioLine with a written notice (the “Sublicense Notice”) that will include: (a) Ayrmid’s desire to grant a Sublicense to the Prospective Sublicensee; and (b) the principal commercial terms of the proposed Sublicense. Within [***] days of receipt of the Sublicence Notice, BioLine may provide a written notice (the “Response”) to Ayrmid indicating that BioLine has identified an alternative third party (the “Alternative Prospective Sublicensee”) who has provided BioLine with a term sheet containing financial terms objectively more favorable than those set out in the Sublicense Notice (such terms to be included in the Response), in which case Ayrmid will commence negotiations with the Alternative Prospective Sublicensee for the grant of the Sublicense, provided that should such negotiations fail to generate a binding, written and definitive sublicense agreement within [***] days, Ayrmid shall be free to proceed to grant a Sublicense to the Prospective Sublicensee.

2.3.1.2.
In the event that BioLine notifies Ayrmid in writing that it does not wish to propose an Alternative Prospective Sublicensee or does not provide Ayrmid with a Response within the aforementioned [***] day period, Ayrmid shall be entitled to grant the aforementioned Sublicense to the Prospective Sublicensee with no further obligations in respect thereof to BioLine (save and except for the remaining provisions of this section).

2.3.2.
Sublicense Agreements. Sublicenses shall only be granted pursuant to written agreements. Ayrmid shall provide BioLine with a copy of (i) the proposed final draft of each Sublicense agreement into which it intends to enter for BioLine’s review [***] days prior to the contemplated date of execution thereof, it being recognized that due to the nature of commercial negotiations such draft may be subject to change immediately prior to the execution thereof and Ayrmid may not be able to provide BioLine with an absolute final draft prior to execution, and (ii) the final executed version of each Sublicense agreement into which it enters within [***] days after receipt of an executed draft thereof from the Sublicensee. For the avoidance of doubt, it is hereby clarified that should the proposed final execution version of the Sublicense agreement include material changes from the proposed final draft provided to BioLine for review pursuant to (i) above, Ayrmid shall specifically notify BioLine of such material changes within reasonable time prior to execution. BioLine shall have a right to comment on, and to object to, in each case, (x) within the [***] day period set forth in (i) above or (y), in the case of material changes contemplated by the foregoing sentence, promptly upon receipt of notice from Ayrmid in connection therewith, the Sublicense agreement only to the extent that it provides rights to the Sublicensee that are inconsistent with, or deviate from, the terms of this Agreement, in which case such Sublicense agreement shall not come into effect.

2.3.3.	Each Sublicense agreement shall be consistent with the terms of the Agreement and shall contain, inter alia, provisions to the following effect:

2.3.3.1.	All provisions necessary to ensure Ayrmid’s ability to perform its obligations under this Agreement, including reporting and audit requirements; and

2.3.3.2.
In the event of termination of the License set forth in Section 2.1 above (in whole or in part – e.g., termination in a particular country), any existing agreements that contain a Sublicense of, or other grant of right with respect to, Licensed Technology shall terminate to the extent of such Sublicense or other grant of right; provided, however, that, for each Sublicensee, upon termination of the Sublicense agreement with such Sublicensee, if the Sublicensee is not then in breach of such Sublicense agreement with Ayrmid such that Ayrmid would have the right to terminate such Sublicense, BioLine shall be obligated, at the request of such Sublicensee, to enter into a new agreement with such Sublicensee on substantially the same terms as those contained in such Sublicense agreement; provided, further, that such terms shall be amended, if necessary, to the extent required to ensure that such Sublicense agreement does not impose any obligations or liabilities on BioLine which are not included in this Agreement. BioLine’s consent to such Sublicensee request shall not be unreasonably withheld.

2.3.4.
Ayrmid undertakes to take all actions reasonably necessary to enforce its rights under its agreements with its Sublicensees. Any act or omission by a Sublicensee which would have constituted a Material Breach of this Agreement had it been an act or omission by Ayrmid, shall constitute a Material Breach of this Agreement; provided, however, that (i) any such breach shall be subject to a cure period consistent with the terms of this Agreement and (ii) such breach shall not constitute a Material Breach of this Agreement in the event Ayrmid terminates the applicable Sublicense agreement with such Sublicensee (whether or not prior to or promptly after the expiration of the cure period applicable to the breach). For clarity, a termination by Ayrmid of the applicable Sublicense agreement pursuant to (ii) of the foregoing sentence shall not, in and of itself, absolve Arymid of liability towards BioLine arising from such breach by such Sublicensee.

2.3.5.
A Sublicensee shall be entitled to Sublicense its rights under a Sublicense agreement without BioLine’s prior written consent, provided that each Sublicense agreement shall provide that the grant of such Sublicense shall comply with the applicable terms and conditions of this Agreement (including, for the avoidance of doubt, this Section 2.3) as if such Sublicense were being made by Ayrmid hereunder.

2.3.6.
Other than as specifically set forth in this Agreement, Ayrmid and its Sublicensees shall not be entitled to grant, directly or indirectly, to any person or entity any right of whatever nature (i) under, or with respect to, or permitting any use or exploitation of, any of the Licensed Technology or (ii) to Commercialize the Licensed Product.

2.4.
Contractors and Affiliates. Notwithstanding anything to the contrary herein, Ayrmid and its Affiliates and Sublicensees shall have the right to utilize third party contractors (including, for the avoidance of doubt, distributors and manufacturers) in connection with their respective activities in exploiting the Licenses, provided that such third party contractors do not compensate Ayrmid in any manner in the context of such engagements (except for compensation by distributors for the purchase of products). The provisions of 2.3, as well as the applicable provisions of Section 2.2 relating to sublicenses of the Licensed Trademarks, shall not apply with respect to such contractors. For the avoidance of doubt, Sublicenses to Affiliates of Ayrmid shall not be considered Sublicenses under this Agreement, provided that upon such transaction such Affiliate shall be bound by all of Ayrmid’s obligations hereunder and Ayrmid promptly notifies BioLine of such transaction. Ayrmid undertakes to take all actions reasonably necessary to enforce its rights under its agreements with its third party contractors. Any act or omission by a third party contractor which would have constituted a Material Breach of this Agreement had it been an act or omission by Ayrmid, shall constitute a Material Breach of this Agreement; provided, however, that (i) any such breach shall be subject to a cure period consistent with the terms of this Agreement and (ii) such breach shall not constitute a Material Breach of this Agreement in the event the applicable contractor or similar agreement with such third party contractor is terminated (whether or not prior to or promptly after the expiration of the cure period applicable to the breach). For clarity, a termination by Ayrmid of the applicable contractor or similar agreement pursuant to (ii) of the foregoing sentence shall not, in and of itself, absolve Arymid of liability towards BioLine arising from such breach by third party contractor.

2.5.
Gloria Agreement. BioLine hereby covenants and agrees that, with respect to that certain License Agreement, dated as of August 27, 2023, by and among BioLine, Guangzhou Gloria Biosciences Co., Ltd. and Hong Seng Technology Limited (collectively, “Gloria”) (as amended, modified or supplemented from time to time, the “Gloria Agreement”), BioLine (i) shall enforce the terms and conditions of the Gloria Agreement to ensure that there is no adverse effect on the exclusivity of the Licenses granted to Ayrmid hereunder and Ayrmid’s rights in respect of the Commercialization of the Licensed Product in the Field and the Territory, (ii) shall not amend, waive, supplement or otherwise modify the Gloria Agreement in a manner that would have an adverse effect on the exclusivity of the Licenses granted to Ayrmid hereunder and Ayrmid’s rights in respect of the Commercialization of the Licensed Product in the Field and the Territory, and (iii), to the extent not covered by the foregoing, shall not consent to or otherwise approve or authorize the Commercialization or other use by Gloria of any of the Licensed Product, Licensed Technology, Licensed Trademarks, Licensee Independent Developments (as defined in the Gloria Agreement) or Jointly Owned Licensee Developments (as defined in the Gloria Agreement) in the Territory; provided that nothing in (iii) above shall be read or interpreted so as to require BioLine to, or otherwise impose upon BioLine an obligation to, breach any of the terms of the Gloria Agreement. In addition to the foregoing, the Parties agree and acknowledge that the obligations of BioLine under this Section 2.5 shall apply to any similarly situated sublicensee or other person or entity (including, without limitation, Affiliates of BioLine) on a mutatis mutandis basis.

2.6.
Supply Exception. Except as may be provided otherwise in the Supply Agreement (including, for the avoidance of doubt, pursuant to the exercise of the Step-in Rights (as defined in the Supply Agreement) contemplated thereby), the supply of Licensed Products for the Territory by Ayrmid shall only be performed through BioLine in accordance with the Supply Agreement.

3.	Title.

3.1.
Title. Subject to the Licenses granted to Ayrmid pursuant to the terms of this Agreement (and any and all Sublicenses granted by Ayrmid in accordance with the terms and conditions herein), all rights, title, and interest in and to the Licensed Technology shall be owned solely and exclusively by BioLine and its licensors.

3.2.
New Developments. As between the Parties, any inventions Developed, made, conceived or created by Ayrmid, its Affiliates and/or Sublicensees that relate to the Licenses (including but not limited to any improvement of the performance or efficacy of the Licensed Product, a reduction of any side effects, drug interactions or other adverse effects of the Licensed Product, new indications, drug administration methods, an increase in the efficiency or productivity of the manufacturing and production process for the Licensed Product) and all intellectual property rights therein (all of the foregoing, “New Developments”) shall be the sole property of Ayrmid.

4.	Patent Management.

4.1.
Prosecution and Maintenance. The Parties shall consult each other regarding the preparation, filing and prosecution of all patent applications, and the maintenance of all patents included within the Licensed Patents in the Territory, including, without limitation, the content, timing and jurisdiction of the filing of such patent applications and their prosecution, and other details, to enable the Parties to ensure a consistent overall global strategy pertaining to the prosecution and maintenance of the Licensed Patents. Ayrmid, following such consultation with BioLine, shall file, prosecute, and maintain any Licensed Use Patents in the Field and in the countries of the Territory and shall be considered as the Controlling Party in that respect. BioLine, following such consultation with Ayrmid, shall file, prosecute, and maintain any Licensed Composition Patents and shall be considered as the Controlling Party in that respect. The filing, prosecuting and maintenance of Licensed Patents as aforesaid shall be in accordance with the following conditions:

4.1.1.
Each application and every patent registration as aforesaid shall be registered in the name of BioLine and/or BioLine and the Upstream Licensor, and automatically added to the Licenses granted pursuant to this Agreement.

4.1.2.
With respect to the Licensed Patents under its control as aforesaid, the Controlling Party shall make patent prosecution decisions (such as the filing of continuation and decisional applications, abandoning an application, changing claims in the course of prosecution or contentious proceedings, electing inventions, and presenting arguments in the course of prosecution of contentious proceedings) and file patent applications only after review and comment by the Non-Controlling Party of such decisions and the text of such applications, and only after such Controlling Party considers, in good faith, such input from the Non-Controlling Party.

4.1.3.
The Non-Controlling Party shall provide its comments on patent prosecution decisions or patent applications as aforesaid within [***] days of receipt of the proposed text of such prosecution decision or patent application. In the event that the Non-Controlling Party fails to provide its comments within such time period, the Controlling Party may proceed to make and file such decisions and filings.

4.1.4.
The Controlling Party shall provide the Non-Controlling Party with a copy of all material documents generated or received by the Controlling Party and/or its attorneys in connection with the prosecution and maintenance of the Licensed Patents under its control, including briefs, office actions, examinations, and correspondence. In order to avoid delays in the provision of such documents, the Controlling Party (i) shall instruct its patent counsel to provide simultaneous copies of all correspondence to both Parties, and (ii) shall provide the Non-Controlling Party with a copy of any such document it receives that has not also been sent to the Non-Controlling Party within [***] ([***]) days of its receipt.

4.1.5.
Except for a termination event under Section 13.2.3 that implicates the rights of Ayrmid under the Biokine Letter Agreement or a termination event  arising from a CRE Jurisdiction Breach, in any event of termination of the License with respect to a Licensed Use Patent, the control of the patent file with respect to such Licensed Use Patent (and in case of termination of such License in its entirety, the control of all Licensed Use Patent files) shall revert to BioLine. In such a case, Ayrmid shall take all necessary steps to (i) notify the relevant patent offices that BioLine has assumed the sole right to prosecute and maintain the Licensed Use Patents; and (ii) instruct its patent attorney or attorneys to transfer the patent file and the right to act on behalf of BioLine with respect to such Licensed Use Patents to BioLine itself, or to another attorney or patent attorney which BioLine shall identify.

4.2.
Reimbursement. Ayrmid shall be responsible for (i) bearing all patent-related expenses with respect to the Licensed Use Patents in the Territory, and (ii) reimbursing BioLine for one-half of all documented on-going expenses with respect to the Licensed Composition Patents in the Territory, in the case of each of (i) and (ii), (x) to the extent arising from and after the License Effective Date and (y) provided there are no other licensees to the Licensed Composition Patents in the Territory. If there are other licensees to the Licensed Composition Patents in the Territory (i.e., outside the Field), then the documented on-going expenses in respect of the Licensed Composition Patents will be shared equally among the licensees and BioLine, so that Ayrmid’s reimbursement obligations under (ii) above shall be reduced on a pro-rated basis (for instance, in case of an additional licensee, Ayrmid shall reimburse BioLine for [***] of the expenses; in case of [***] additional licensees, Ayrmid shall reimburse BioLine for [***]of the expenses, and so on). BioLine shall promptly inform Ayrmid upon the grant of any rights to the Licensed Composition Patents to another licensee and will provide Ayrmid with all reasonable information to support the equitable division of the patent related cost and expenses as per the foregoing.

4.3.
Abandonment. If Ayrmid decides that it does not wish to pay for the preparation, filing, prosecution, protection or maintenance of any patents or patent applications that are included within the Licensed Use Patents or the Licensed Composition Patents (“Abandoned Patent Rights”), Ayrmid shall provide BioLine with notice of such election within [***] days of Ayrmid’s decision to abandon the patent (and in the case of an existing patent or patent application, at least [***] days prior to the expiration thereof). Ayrmid shall then be released from any obligation to bear any costs or expenses in respect of such Abandoned Patent Rights. At the written request of BioLine provided to Ayrmid within [***] days of the receipt of the foregoing election, Ayrmid shall cooperate with BioLine, and take actions necessary to transfer responsibility for such payments for Licensed Use Patents to BioLine. In such event, any license granted by BioLine to Ayrmid hereunder with respect to such Abandoned Patent Rights will terminate, and Ayrmid will have no rights whatsoever to exploit such Abandoned Patent Rights. BioLine shall then be free (but not obligated), without further notice or obligation to Ayrmid, to continue the preparation, filing, protection, prosecution, and maintenance of any Abandoned Patent Rights and/or grant rights in and to such Abandoned Patent Rights, and related Licensed Know-How, to third parties in the Territory.

4.4.
No Warranty. Nothing contained herein shall be deemed to be a warranty by either of the Parties that it can or will be able to obtain patents on patent applications included in the Licensed Patents, or that any of the Licensed Patents will afford adequate or commercially worthwhile protection.

5.	Diligence and Supply Arrangement; Steering Committee.

5.1.	Diligence Obligations.

5.1.1.
Ayrmid shall use Commercially Reasonable Efforts (which obligation may be satisfied through its Affiliates and/or Sublicensees) to Commercialize the Licensed Products within the [***], [***], [***], [***], [***]and [***] (each, a “CRE Jurisdiction”). Without derogating from the foregoing, the following in Section 5 shall also apply:

5.1.2.
BioLine shall conduct and complete, at its own cost and expense, any and all outstanding or ongoing clinical development activities that are required to obtain and/or maintain, or that constitute a condition to the obtainment and/or maintenance of, as applicable, Regulatory Approval for the Licensed Product in the United States, including, for the avoidance of doubt, that certain clinical trial “BL-8040sCM.301”.

5.1.3.
Ayrmid shall use Commercially Reasonable Efforts to accomplish or otherwise satisfy the following: (i) obtaining and maintaining Regulatory Approvals (where Regulatory Approval is required to give effect to the Commercialization strategies of Ayrmid in a certain country within the Territory) in accordance with local regulations and applicable laws and for all communications with Regulatory Agencies, in each case, with respect to the Licensed Product in the CRE Jurisdictions and such other countries within the Territory that Ayrmid identifies as being material to the Commercialization strategies of Ayrmid in respect of the Licensed Product in its sole discretion (such countries, together with all CRE Jurisdiction countries, collectively, the “Relevant Countries”); (ii) Commercializing the Licensed Product in the Relevant Countries, including but not limited to market development, liaising with patient advocacy groups, key opinion leader (KOL) development, market access strategy, market research, and pricing research activities for the Licensed Product; (iii) conducting and completing any further development activities and regulatory activities for additional indications within the Field that Ayrmid identifies in its sole discretion as being material to the Commercialization strategies of Ayrmid with respect to the Licensed Product in the Relevant Countries; (iv) conducting post-approval clinical studies that Ayrmid identifies in its sole discretion as being material to the Commercialization strategies of Ayrmid with respect to the Licensed Product in the Relevant Countries; and (v) obtaining and maintaining pricing approvals and reimbursement health insurance coverage in the Relevant Countries.

5.2.	Information Sharing.

5.2.1.
BioLine Data. Upon Ayrmid’s reasonable request and subject to pre-existing confidentiality obligations, BioLine will make the following information and material reasonably available to Ayrmid: (i) relevant data, information, and documents (including clinical and non-clinical/CMC data) regarding the Licensed Product, the Licensed Technology and the Licensed Trademarks, including, without limitation, periodic reviews, reports and updates conducted in respect of the Licensed Product by manufacturers thereof (including, for the avoidance of doubt, any such reviews and reports describing any major and/or critical deviations from the ordinary course manufacture of the Licensed Product) and such other data, information and documents relating to the manufacture of the Licensed Product as are reasonably necessary for Ayrmid’s continued Commercialization of the Licensed Product and which is in BioLine’s possession and Control; and (ii) periodic updates concerning the progress of clinical trials involving the Licensed Product being conducted outside the Territory. With respect to clinical and non-clinical/CMC data, in addition to providing such data to Ayrmid, BioLine shall also grant to Ayrmid appropriate rights to reference such data. The foregoing will be made available by uploading it to Ayrmid’s data management system. Ayrmid will cooperate technically to enable such upload to occur.

5.2.2.
Material Updates. Each Party will promptly notify the other Party upon such Party becoming aware of any serious adverse event (including with respect to any Regulatory Approvals) related to the exercise of the Licenses.

5.2.3.	Ayrmid Information Reports.

5.2.3.1.
At the end of each Calendar Quarter, Ayrmid shall furnish BioLine with a written report on the progress of its, its Affiliates’ and Sublicensees’ efforts during such preceding Calendar Quarter to develop and Commercialize the Licensed Product and New Developments in the Field and the Territory consistent, in each case, with the illustrative report attached hereto as Exhibit D.

5.2.3.2.
Concurrent with Ayrmid’s furnishing of the written report to BioLine pursuant to Section 5.2.3.1 above, to the extent (x) in Ayrmid’s possession and Control and (y) not already covered by the information set forth in such written report, Ayrmid shall additionally provide to BioLine (i) relevant data, information and documents (including clinical and non-clinical / CMC data and regulatory data) with respect to the Licensed Product and Licensed Technology (“Reporting Data”) and (ii) updates concerning the progress of clinical trials involving the Licensed Product being conducted in the Territory and relating to the Reporting Data.

5.2.3.3.
In addition to the foregoing, within any Calendar Quarter, BioLine shall have the right to request, with written notice to Ayrmid, that Ayrmid promptly provide any Reporting Data that is reasonably necessary for BioLine’s compliance with or satisfaction of (as applicable) any matters that, absent such compliance or satisfaction, would result in a BioLine MAE and, in such event, Arymid shall provide such data.

5.2.3.4.
With respect to the Reporting Data, (i) in the event the transmission of the Reporting Data is achievable solely by means of electronic or digital transmission, (x) Ayrmid shall make the Reporting Data available to BioLine by uploading it to BioLine’s data management system and (y) BioLine shall cooperate with Ayrmid in enabling such upload to occur, and (ii) Ayrmid shall concurrent with transmission thereof grant to BioLine appropriate rights to reference the Reporting Data.

5.2.3.5.
Ayrmid will make its representatives on the Steering Committee (as defined below) available to address any questions and issues raised by BioLine in respect of the reports and Reporting Data provided to BioLine pursuant to this Section 5.2.3.

5.3.
Steering Committee. The Parties agree to establish a steering committee (the “Steering Committee”) to review and discuss (i) the progress being made by Ayrmid in respect of the Commercialization of the Licensed Product and any other research and development activities conducted by Ayrmid, its Affiliates and Sublicensees relating to the Licensed Product; (ii) any information and material made available by either Party pursuant to this Agreement; and (iii) and other material developments that may arise during the term of this Agreement. Each of BioLine and Ayrmid will be entitled to designate up to two (2) representatives to the Steering Committee. The Steering Committee will meet no more than twice per Calendar Year, unless in connection with a serious adverse event, during the term of this Agreement commencing from the License Effective Date, at locations and times to be mutually agreed upon by the members of the Steering Committee (it being agreed that meetings may be virtual).  For the avoidance of doubt, the Steering Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing and shall not have decision-making powers.

5.4.
Safety Committee. The Parties agree to establish a safety committee (the “Safety Committee”) to review and discuss (i) reportable safety information (adverse events, product quality complaints, and special situations) from clinical and commercial sources; (ii) signal management review; (iii) review of relevant literature; (iv) the process for PADER submission, including preparation, exchange of information between Ayrmid and BioLine, and related review processes; and (v) other safety related matters that may arise during the term of this Agreement. Each of BioLine and Ayrmid will be entitled to designate up to two (2) representatives to the Safety Committee. The Safety Committee will meet bi-weekly during an initial period of six (6) months from the License Effective Date, and then thereafter once per Calendar Quarter, unless in connection with a serious adverse event, during the term of this Agreement commencing from the License Effective Date, at locations and times to be mutually agreed upon by the members of the Safety Committee (it being agreed that meetings may be virtual).  For the avoidance of doubt, the Safety Committee shall be a forum for the exchange of information between the Parties with respect to the foregoing and shall not have decision-making powers.

6.	Fees and Consideration.

6.1.	Upfront Payment. Ayrmid shall pay to BioLine a non-refundable, up front license fee in the amount of US $10,000,000 within 10 days after the License Effective Date (the “Upfront Payment”).

6.2.
Sales Milestones. Ayrmid shall make the following milestone payments outlined below (each, a “Sales Milestone Payment) to BioLine upon the occurrence of the milestone events corresponding thereto (each, a “Sales Milestone Event”) as follows: (i) if such Sales Milestone Payment is subject to reaching a minimum Net Sales within a Calendar Year, then payment will be due within [***] days after the end of such Calendar Year; and (ii) for any other Sales Milestone Payment, within [***] days after the occurrence of the Sales Milestone Event. Each such Sales Milestone Payment shall be payable one time only. For clarity, if more than one of the Sales Milestone Events are met for the first time in the same Calendar Year, Ayrmid shall pay all Sales Milestone Payments corresponding to such achieved Sales Milestone Events to BioLine for that Calendar Year. Sales Milestone Payments are non-refundable and non-creditable. The Parties agree and acknowledge that, as used in the following #1-10, the term “Net Sales” shall exclude any and all Reduced-Royalty Net Sales (as defined below).

Milestone Event	Payment
1. Upon reaching $[***] in Net Sales in any Calendar Year	$2,000,000
2. Upon reaching $[***] in Net Sales in any Calendar Year	$4,000,000
3. Upon reaching $[***] in Net Sales in any Calendar Year	$7,500,000
4. Upon reaching $[***] in Net Sales in any Calendar Year	$12,000,000
5. Upon reaching $[***] in Net Sales in any Calendar Year	$15,000,000
6. Upon reaching $[***] in Net Sales in any Calendar Year	$25,000,000
7. Upon reaching $[***] in cumulative Net Sales for the treatment of Sickle Cell Disease	$2,500,000
8. Upon reaching $[***] in Net Sales for the treatment of Sickle Cell Disease in any Calendar Year	$5,000,000
9. Upon reaching $[***] in Net Sales for the treatment of Sickle Cell Disease in any Calendar Year	$7,500,000
10. Upon First Commercial Sale in Europe post Regulatory Approval	$1,500,000
11. Upon reaching $[***] in Net Sales in Europe in any Calendar Year	$5,000,000

6.3.
Royalty Payments. Ayrmid shall pay BioLine a running royalty on Net Sales according to the terms of this section. The royalty set forth herein shall be payable on a country-by-country basis for the longer of: (a) fifteen (15) years from the date of the First Commercial Sale of such Licensed Product in such country; (b) until the last to expire of any Licensed Patents included within the Licensed Technology in such country; (c) the expiration of Regulatory Exclusivity in such country; and (d) the expiration of Licensed Product’s orphan drug status, if any, in such country.

6.3.1.	18% on the portion of aggregate Net Sales of all countries in the Territory equal to or less than US $[***] in a Calendar Year;

6.3.2.	20.5% the portion of aggregate annual Net Sales of all countries in the Territory between US $[***] and US $[***] in a Calendar Year; and

6.3.3.	23% on the portion of aggregate Net Sales of all countries in the Territory above US $[***] in a Calendar Year.

Notwithstanding anything to the contrary herein, in the event there are Net Sales on a Reduced-Royalty New Development Product (“Reduced-Royalty Net Sales”), Ayrmid shall pay BioLine [***]% of the applicable royalty rate set forth in Section 6.3.1, 6.3.2 or 6.3.3 above (as applicable based on the aggregate Net Sales of all countries in the Territory excluding Reduced-Royalty Net Sales) (the reduced royalty rate referred to herein, the “Applicable Reduced Royalty Rate”).

6.4.	No Adjustments. Ayrmid may not make deductions or offsets from payments to BioLine except as expressly provided in this Agreement.

7.	Royalty Reports; Payments; Records.

7.1.
Royalty Reports. Commencing on the first Calendar Quarter in which Ayrmid, any party acting on its behalf, any Sublicensee or any Affiliate receives Net Sales (including, for the avoidance of doubt, Reduced-Royalty Net Sales), Ayrmid shall deliver to BioLine within [***] days after the conclusion of each Calendar Quarter, a report containing the following information:

7.1.1.
the quantity of Licensed Products or New Development Products (including, for the avoidance of doubt, Reduced-Royalty New Development Products) sold by Ayrmid or any party acting on its behalf, its Affiliates or a Sublicensee in each country for the applicable Calendar Quarter;

7.1.2.
the gross amount billed for the Licensed Products or New Development Products (including, for the avoidance of doubt, Reduced-Royalty New Development Products) sold by Ayrmid or any party acting on its behalf, its Affiliates or a Sublicensee in each country during the applicable Calendar Quarter;

7.1.3.	a calculation of Net Sales (including, for the avoidance of doubt, Reduced-Royalty Net Sales) for the applicable Calendar Quarter in each country, including a listing of applicable deductions; and

7.1.4.
the total amount payable to BioLine in U.S. dollars on Net Sales (including, for the avoidance of doubt, Reduced-Royalty Net Sales) for the applicable Calendar Quarter, together with the exchange rates used for conversion.

The report shall state if no amounts are due to BioLine for any Calendar Quarter.

7.2.
Payment. Concurrent with the delivery of each report delivered pursuant to Section 7.1 (meaning, within [***] days after the conclusion of each Calendar Quarter), Ayrmid shall remit to BioLine all amounts due pursuant to Section 6.3 for the applicable Calendar Quarter. Notwithstanding anything herein to the contrary, (i) the royalties owing to BioLine for the applicable Calendar Quarter shall be calculated using (x) the royalty rate set forth in Section 6.3.1 and, to the extent applicable, (y), in the case of Reduced-Royalty Net Sales for such Calendar Quarter, the Applicable Reduced Royalty Rate, and (ii) in the event the aggregate Net Sales of all countries in the Territory exceed $[***] in a Calendar Year, Ayrmid shall include in the amounts owing for the last Calendar Quarter of such Calendar Year such additional amounts as are necessary to ensure that BioLine has, after giving effect to the payment of such additional amounts, received an aggregate amount of royalties for the Calendar Year equal to the amount BioLine would have received had (x) the assessment of the aggregate royalties owing to BioLine for the Calendar Year been made solely on the basis of the aggregate Net Sales for the entirety of the Calendar Year (and, for the avoidance of doubt, not on a Calendar Quarter-basis) and (y), in connection therewith, the royalty rates of Sections 6.3.2 and 6.3.3 (as applicable) and, in the case of Reduced-Royalty Net Sales, the Applicable Reduced Royalty Rate(s) (to the extent applicable) been applied to the portions of the aggregate Net Sales for the Calendar Year applicable thereto.

7.3.
Records; Audit. Ayrmid shall maintain, shall cause its Affiliates to maintain and shall require that its Sublicensees maintain, complete and accurate records of Licensed Products and New Development Products made, used, marketed and sold under this Agreement, any amounts payable to BioLine in relation to such Licensed Products and New Development Products, which records shall contain sufficient information to permit BioLine to confirm the accuracy of any reports or notifications delivered under Section 7.1. The relevant party shall retain such records relating to a given Calendar Quarter for at least three (3) years after the conclusion of that Calendar Quarter. During such three (3) year period, BioLine shall have the right, at BioLine’s expense, to cause an independent, certified public accountant, who is bound by a customary confidentiality arrangement, to inspect Ayrmid’s or its Affiliates’ records during normal business hours for the purpose of verifying any reports and payments delivered under this Agreement. The parties shall reconcile any underpayment or overpayment within [***] days after the accountant delivers the results of the audit. In the event that any audit performed under this section reveals an underpayment in excess of [***]% in any Calendar Year, Ayrmid shall bear the full cost of such audit. BioLine may exercise its rights under this Section 7.3 only once per Calendar Year per audited party and only with reasonable prior notice to the audited party. Ayrmid shall cause its Affiliates to comply with the terms of this Section 7.3.

7.4.	Payment Method. Each payment due to BioLine under this Agreement shall be made by wire transfer of funds to BioLine’s accounts in accordance with written instructions provided by BioLine.

7.5.
Withholding and Similar Taxes. If applicable laws require that taxes be withheld from any amounts due to BioLine under this Agreement, then, for so long as BioLine does not otherwise recover the withheld amounts (or is not entitled to do so), the sum payable to BioLine will be increased by the amount necessary to ensure that BioLine receives an amount equal to the sum it would have received had Ayrmid made no withholdings or deductions.

8.	Confidential Information

8.1.	Confidentiality.

8.1.1.
BioLine Confidential Information.  Ayrmid agrees that, without the prior written consent of BioLine, in each case, during the term of this Agreement and for a period of 5 years thereafter, it will keep confidential, and not disclose or use BioLine Confidential Information (as defined below) other than for the purposes of this Agreement. Ayrmid shall treat such BioLine Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. Ayrmid may disclose the BioLine Confidential Information only (a) to employees and consultants of Ayrmid or of its Affiliates or Sublicensees who have a “need to know” such information and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement in order to enable Ayrmid to exercise its rights or fulfill its obligations under this Agreement, and (b) to actual and potential business partners, collaborators, investors, contractors, service providers and consultants; provided, however, in each case, that such recipient of BioLine Confidential Information first enters into a legally binding agreement with Ayrmid which (i) imposes confidentiality and non-use obligations with respect to BioLine Confidential Information comparable to those set forth in this Agreement; and (ii) such confidentiality and non-use obligations with respect to BioLine Confidential Information last at least 5 years from date of signature of the binding agreement. For purposes of this Agreement, “BioLine Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential and which is disclosed by or on behalf of BioLine or any of its employees or consultants to Ayrmid, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to Ayrmid at the time it was disclosed, other than by previous disclosure by or on behalf of BioLine or any of its employees or consultants, as evidenced by Ayrmid’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, as evidenced by Ayrmid’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to Ayrmid by a third party who Ayrmid reasonably believes is not subject to obligations of confidentiality to BioLine with respect to such information, as evidenced by Ayrmid’s written records at the time of disclosure; or (iv) is independently developed by Ayrmid without the use of or reference to the BioLine Confidential Information, as demonstrated by documentary evidence.

8.1.2.
Ayrmid Obligation to Take Action. In the event of a breach or threatened breach of any confidentiality agreement between Ayrmid and a third party relating to BioLine Confidential Information, which would be reasonably understood to have an adverse effect on BioLine, Ayrmid shall immediately notify BioLine thereof and, at the written request of BioLine and at Ayrmid’s expense, use commercial efforts to obtain an injunction or other similar equitable relief in order to prevent such disclosure of BioLine Confidential Information.

8.1.3.
Ayrmid Confidential Information. BioLine agrees that, without the prior written consent of Ayrmid, in each case, during the term of this Agreement and for 5 years thereafter, it will keep confidential, and not disclose or use Ayrmid Confidential Information (as defined below) other than for the purposes of this Agreement. BioLine shall treat such Ayrmid Confidential Information with the same degree of confidentiality as it keeps its own confidential information, but in all events no less than a reasonable degree of confidentiality. BioLine may disclose the Ayrmid Confidential Information only (a) to employees and consultants of BioLine or of its Affiliates who have a “need to know” such information and are legally bound by agreements which impose confidentiality and non-use obligations comparable to those set forth in this Agreement in order to enable BioLine to exercise its rights or fulfill its obligations under this Agreement, and (b) to actual and potential business partners, collaborators, investors, contractors, service providers and consultants; provided, however, in each case, that such recipient of Ayrmid Confidential Information first enters into a legally binding agreement with BioLine which (i) imposes confidentiality and non-use obligations with respect to Ayrmid Confidential Information comparable to those set forth in this Agreement; and (ii) such confidentiality and non-use obligations with respect to Ayrmid Confidential Information last at least 5 years from date of signature of the binding agreement. For purposes of this Agreement, “Ayrmid Confidential Information” means any scientific, technical, trade or business information relating to the subject matter of this Agreement designated as confidential or which otherwise should reasonably be construed under the circumstances as being confidential and which is disclosed by or on behalf of Ayrmid pursuant to this Agreement, whether in oral, written, graphic or machine-readable form, except to the extent such information: (i) was known to BioLine at the time it was disclosed, other than by previous disclosure by or on behalf of Ayrmid as evidenced by BioLine’s written records at the time of disclosure; (ii) is at the time of disclosure or later becomes publicly known under circumstances involving no breach of this Agreement, as evidenced by BioLine’s written records at the time of disclosure; (iii) is lawfully and in good faith made available to BioLine by a third party who BioLine reasonably believes is not subject to obligations of confidentiality to Ayrmid with respect to such information, as evidenced by BioLine’s written records at the time of disclosure; or (iv) is independently developed by BioLine without the use of or reference to the Ayrmid Confidential Information, as demonstrated by documentary evidence.

8.1.4.
BioLine’s Obligation to Take Action. In the event of a breach or threatened breach of any confidentiality agreement between BioLine and a third party relating to Ayrmid Confidential Information, which would be reasonably understood to have an adverse effect on Ayrmid, BioLine shall immediately notify Ayrmid thereof and, at the written request of Ayrmid and at BioLine’s expense, use commercial efforts to obtain an injunction or other similar equitable relief in order to prevent such disclosure of Ayrmid Confidential Information.

8.2.	Publicity and Disclosure.

8.2.1.
Notwithstanding anything to the contrary in Section 8.1, Ayrmid may make any announcement, publication, presentation or other disclosure of this Agreement or in relation to the Licensed Product or any New Development or New Development Products; provided that Ayrmid shall provide the text of any such disclosure (or, to the extent portions of such text do not relate to this Agreement or the Licensed Product, New Development or New Development Product, such portions of such text that do relate to this Agreement or the Licensed Product, New Development or New Development Product) to BioLine at least [***] days before it is submitted for publication or otherwise disclosed (“Notice Period”). In the event the applicable disclosure would require BioLine to take action to protect its intellectual property rights or other BioLine Confidential Information, BioLine shall have an additional [***] days after the expiration of the Notice Period to discuss with Ayrmid and propose modifications or other comments to the disclosure which Ayrmid shall consider in good faith. To the extent applicable after giving effect to the foregoing sentence, and within [***] days after the expiration of the [***]-day period set forth in the foregoing sentence, BioLine may provide Ayrmid with a written notice (a) requiring the deletion of any BioLine Confidential Information the announcement, publication, presentation or other disclosure of which pursuant to this Section 8.2.1 would constitute a BioLine MAE or would be reasonably understood to adversely affect BioLine’s rights in and to such BioLine Confidential Information, in which case Ayrmid shall be required to remove such BioLine Confidential Information as a condition to the making of such announcement, publication, presentation or other disclosure; and (b) requiring the delay of the making of such announcement, publication, presentation or other disclosure for a period of not more than [***] days from the date of BioLine’s receipt of Ayrmid’s initial written notice solely to ensure that it has made appropriate patent protection or regulatory exclusivity in respect of the applicable BioLine intellectual property rights implicated by the announcement, publication, presentation or other disclosure. Notwithstanding the foregoing, if applicable laws and regulations require that an immediate disclosure be made and complying with this Section 8.2.1 is not reasonably possible in the circumstances, Ayrmid may make such disclosure without complying with this Section 8.2.1 provided immediate written notice thereof (and a description of the surrounding circumstances) is given to BioLine. Except with respect to BioLine’s rights under (a) above, nothing in this Section 8.2.1 shall be read or interpreted so as to provide BioLine with a consent right over any announcements, publications, presentations or similar disclosures proposed to be made by Ayrmid from and after the end of the Notice Period (as extended in accordance with the foregoing sentences). Announcements, publications, presentations and other disclosures as contemplated by this Section 8.2.1 shall include disclosures being made to comply with applicable laws (including applicable securities laws and exchange regulations) and to prospective and current investors and Sublicensees. The Parties agree and acknowledge that, in the event Ayrmid makes an announcement, publication, presentation or other disclosure in accordance with this Section 8.2.1, Ayrmid shall have the right to make any such announcement, publication, presentation or other disclosure one or more times thereafter without being obligated to comply with the notice, discussion and good faith consideration terms of this Section 8.2.1; provided that any such announcement, publication, presentation or other disclosure must be substantially similar to the initial announcement, publication, presentation or other disclosure made by Ayrmid in accordance with this Section 8.2.1.

8.2.2.
BioLine may disclose this Agreement to the extent required, in the reasonable opinion of BioLine’s legal counsel, to comply with applicable laws, as well as to prospective and current investors, pursuant to appropriate non-disclosure arrangements, and to the IIA and its licensors. If BioLine discloses this Agreement or any of the terms hereof in accordance with this Section 8.2.2, BioLine agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by Ayrmid. In addition to the foregoing, BioLine may make announcements, publications, presentations and similar disclosures (i) regarding the existence and subject matter of this Agreement and the royalties paid to BioLine hereunder, (ii) in connection with the marketing or sale of the Licensed Product, as well as any material developments related to the use of the Licensed Product, (iii) in respect of the progress of the exercise of the Licenses, or (iv) as necessary or required under applicable laws and regulations, including applicable securities laws and exchange regulations; provided, however, that (a) where mandatory disclosure is made to an exchange or regulatory agency, BioLine shall request confidential treatment of the material so disclosed if possible; and (b) BioLine shall be required to obtain Ayrmid’s prior written consent to specific wording in such disclosures, which wording and consent shall be provided in English, and which such consent shall not be unreasonably withheld. Notwithstanding the foregoing, if applicable laws and regulations require that an immediate disclosure be made and obtaining consent as aforesaid is not reasonably possible in the circumstances, BioLine may make such disclosure without consent provided immediate written notice thereof (and a description of the surrounding circumstances) is given to Ayrmid. Except as provided above, BioLine shall not make any public announcement regarding this Agreement without the prior written consent of Ayrmid, such approval not to be unreasonably withheld.

9.	Infringement.

9.1.	Enforcement of Licensed Technology.

9.1.1.
Notice. In the event any Party becomes aware of any possible or actual infringement or unauthorized possession, knowledge or use of any Licensed Technology in the Territory (collectively, an “Infringement”), that Party shall promptly notify the other Party and provide it with details regarding such Infringement.

9.1.2.
Suit by the Controlling Party. Ayrmid shall have the right, but not the obligation, to act in the prosecution, prevention, or termination of any Infringement concerning the Licensed Use Patents and shall be the Controlling Party in that respect. BioLine shall have the right, but not the obligation, to act in the prosecution, prevention, or termination of any Infringement concerning any Licensed Technology aside from the Licensed Use Patents and shall be the Controlling Party in that respect. Should the actions in an Infringement or a series of Infringements include the violation of Licensed Use Patents as well as other Licensed Technology, and taking a separate suit or action against such Infringement(s) is not practical or reasonably possible given the circumstances of the Infringement(s) or applicable law, then BioLine shall have the right, but not the obligation, to act in the prosecution, prevention, or termination of any such Infringement/s and shall be the Controlling Party in that respect. Should the Controlling Party elect to bring suit against an infringer and the Non-Controlling Party is joined as party plaintiff in any such suit, the Non-Controlling Party shall have the right to approve or reject the counsel selected by the Controlling Party to represent the Controlling Party and the Non-Controlling Party, such approval not to be unreasonably withheld. The expenses of such suit or suits that the Controlling Party elects to bring, including any reasonable expenses of the Non-Controlling Party incurred in conjunction with actions requested by the Controlling Party in connection with the prosecution of such suits or the settlement thereof, shall be paid for entirely by the Controlling Party and the Non-Controlling Party shall hold the Non-Controlling Party free, clear, and harmless from and against any and all costs of such litigation, including reasonable attorneys’ fees. The Controlling Party shall not compromise or settle such litigation without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed. In the event the Controlling Party exercises its right to sue pursuant to this Section 9.1.2, the sums recovered in such suit or in settlement thereof shall be distributed as follows: (i) to the Controlling Party, as reimbursement for all costs and expenses reasonably incurred in the prosecution of such suit, including reasonable attorneys’ fees; and (ii), after the distribution of all such amounts owing to the Controlling Party pursuant to (i) above, to the extent of any remaining amounts, (A) in the event the Infringement is with respect to or otherwise involves the Field, [***]% of such remaining amounts shall be distributed to Ayrmid and [***]% of such remaining amounts shall be distributed to BioLine and (B) in the event the Infringement is not with respect to or does not otherwise involve the Field, [***]% of such remaining amounts shall be distributed to BioLine.

9.1.3.
Suit by the Non-Controlling Party. If the Controlling Party does not act in the prosecution, prevention, or termination of any Infringement pursuant to Section 9.1.2 above and has not commenced negotiations with the infringer for the discontinuance of said Infringement, within [***] days after receipt of notice to the Controlling Party by the Non-Controlling Party of the existence of an Infringement, the Non-Controlling Party may elect to do so and it shall be considered as the Controlling Party for the purposes of Section 9.1.2 above which shall apply to it, mutatis mutandis.

9.1.4.
Own Counsel. Each Party shall always have the right to be represented by counsel of its own selection and at its own expense in any suit instituted under this Section 9 by another Party for Infringement.

9.1.5.
Cooperation. Each Non-Controlling Party agrees to cooperate fully in any action under this Section 9 which is controlled by the Controlling Party, provided that the Controlling Party reimburses the Non-Controlling Party promptly for any costs and expenses incurred by the Non-Controlling Party in connection with providing such assistance.

9.1.6.
Standing. If a Party lacks standing and the other Party has standing to bring any such suit, action or proceeding, then such other Party shall do so at the request of and at the reasonable expense of the requesting Party. If a Party determines that it is necessary or desirable for the other Party to join any such suit, action or proceeding, the other Party shall execute all papers and perform such other acts as may be reasonably required in the circumstances.

9.2.
Legal Action against a Party. Each Party will provide the other Party with prompt written notice of any action, suit or proceeding brought against it, alleging the infringement of the intellectual property rights of a third party by reason of the discovery, development, manufacture, use, sale, importation, or offer for sale of a Licensed Product or otherwise due to the use or practice of the Licensed Technology, and the Parties shall consult in good faith regarding the optimal manner in which to respond to such action, suit or proceeding.

10.	Representations and Warranties; Limitation of Liability.

10.1.	Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the License Effective Date as follows:

10.1.1.
Such Party (i) has the authority and legal right to enter into this Agreement and perform its obligations hereunder, and (ii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

10.1.2.
This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid, and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights.

10.1.3.
The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, and (b) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound.

10.2.	Representations and Warranties by BioLine. BioLine represents and warrants (and, in the case of Section 10.2.2 below, covenants) to Ayrmid as of the License Effective Date that:

10.2.1.
BioLine owns and/or Controls the Licensed Technology, the Licensed Product and the Licensed Trademarks exclusively and, except as set forth in Schedule 10.2, they are all free of encumbrances, and, except for the Upstream Licensor, no third party has any claim of ownership or right to any of the Licensed Product, the Licensed Technology or the Licensed Trademarks in the Field and in the Territory (including, for the avoidance of doubt, claim of ownership or right to the Commercialization thereof or any profits or other amounts derived from such Commercialization). Accordingly, to BioLine’s best knowledge, none of (i) Merck Sharp & Dohme B.V., (ii) Kyoto University, (iii) Hadasit Medical Research Services & Development Ltd. or (iv) any Affiliates of any of the foregoing (i) through (iii) have any claim or ownership or right to any of the Licensed Product, the Licensed Technology or the Licensed Trademarks (including, for the avoidance of doubt, claim of ownership or right to the Commercialization thereof or any profits or other amounts derived from such Commercialization). Furthermore, with respect to any rights of first offer, rights of first negotiation or similar rights in respect of the Licensed Product, the Licensed Technology or the Licensed Trademarks arising from either of the Upstream License or the Gloria Agreement (including, for the avoidance of doubt, the rights of the Upstream Licensor  set forth in Section 2.3.2 of the Upstream License and the rights of Gloria set forth in Section 2.7 of the Gloria Agreement), either (x) BioLine has obtained the waiver by the Upstream Licensor and Gloria of any such rights in full or (y) such rights have lapsed in full as a result of BioLine’s satisfaction of the notice requirements contemplated thereby and the expiration of any response or negotiation periods arising thereafter, in the case of each of (x) or (y), with respect to the Licenses and other transactions contemplated by this Agreement.

10.2.2.
BioLine has received the written consent of the IIA to the grant of the Licenses contemplated by this Agreement (the “IIA Consent”) and covenants and agrees to comply in all respects with its applicable obligations and undertakings thereunder.

10.2.3.	BioLine has not granted rights in or to the Licensed Technology, the Licensed Product or the Licensed Trademarks that are inconsistent with the rights granted to Ayrmid under this Agreement.

10.2.4.	BioLine has the right to grant the Licenses granted pursuant to this Agreement free of encumbrances.

10.2.5.
To BioLine’s knowledge, no past or current products, services or activities of BioLine or its Affiliates, licensors (including, for the avoidance of doubt, the Upstream Licensor) or sublicensees  involving the Licensed Product, the Licensed Technology or the Licensed Trademarks have infringed or violated any intellectual property rights of a third party, and, to BioLine’s knowledge, Ayrmid’s licenses to the Licensed Product, the Licensed Technology and the Licensed Trademarks, as well as Ayrmid’s Commercialization of the Licensed Product, will not infringe or violate any of the intellectual property rights of a third party.

10.2.6.
To BioLine’s knowledge, no third party is presently infringing on any of the Licensed Product, the Licensed Technology or the Licensed Trademarks in a way that is expected to have a material adverse effect on the Licenses granted pursuant to this Agreement or on Ayrmid’s right or ability to Commercialize the Licensed Product.

10.2.7.
BioLine has taken commercially reasonable measures to maintain and protect all confidential information and trade secrets of BioLine relating to the Licensed Product, the Licensed Technology and the Licensed Trademarks, and, including, to BioLine’s knowledge, as to BioLine’s Affiliates, licensors (including, for the avoidance of doubt, the Upstream Licensor), sublicensees or manufacturers, there has been no unlawful, accidental or unauthorized access to or use or disclosure of any of the foregoing.

10.2.8.
Except as set forth in Schedule 10.2, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to BioLine’s knowledge, currently threatened (i) against BioLine or any officer or director of BioLine arising out of their employment or Board of Directors relationship with BioLine; (ii) to BioLine’s knowledge, that questions the validity of the Licenses or Ayrmid’s right or ability to Commercialize the Licensed Product; or (iii) that would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the Licenses or Ayrmid’s right or ability to Commercialize the Licensed Product.

10.2.9.
BioLine is and has been in material compliance with, and, to BioLine’s knowledge, all of BioLine’s Affiliates, licensors (including, for the avoidance of doubt, the Upstream Licensor), sublicensees and manufacturers are and have been in material compliance with, all applicable laws administered or issued by the U.S. Food and Drug Administration or any similar Regulatory Agency and all other applicable laws regarding developing, testing, manufacturing, complaint handling, adverse event reporting, marketing, distributing or promoting the Licensed Product and the Licensed Technology. BioLine and, to BioLine’s knowledge, its Affiliates, licensors (including, for the avoidance of doubt, the Upstream Licensor), sublicensees and manufacturers (i) possess and have possessed all required permits, licenses, registrations, certificates, authorizations, orders, exemptions, clearances and approvals from the appropriate Regulatory Agencies as are and have been required for each of their respective activities in relation to the Licensed Product and the Licensed Technology and (ii) have not received any notice of proceedings relating to the suspension, material modification, revocation or cancellation of any such permit, license, registration, certificate, authorization, order or approval.

10.3.
Representations and Warranties by Ayrmid. Ayrmid represents and warrants to BioLine that its business is in good standing and complies with all applicable local, state, and international laws and regulations.

In addition, Ayrmid represents, warrants and undertakes that it shall not make any payment, either directly or indirectly, of money or other assets, including but not limited to the compensation derived from this Agreement, or provide any gifts or other thing of value (hereinafter collectively referred as a “Payment”) to government officials, employees of state-owned entities, employees of medical and/or clinical facilities, or representatives of other businesses or persons acting on behalf of any of the foregoing or otherwise where such Payment would constitute a violation of any anti-bribery/anti-corruption laws, including, the U.S. Foreign Corrupt Practices Act of 1977 and comparable laws in the countries in the Territory. Ayrmid undertakes to report any suspected or actual violation of any anti-bribery/anti-corruption laws to BioLine immediately and will take all appropriate action promptly to ensure such violations are cured.

Neither Ayrmid, nor any person having a direct or indirect beneficial interest in Ayrmid has been or is (i) the subject of sanctions administered or enforced by the United States (including without limitation sanctions administered by OFAC), the United Kingdom, the European Union or any other governmental authority (collectively, “Sanctions”), or (ii) organized or resident in a country or territory that is the subject of country-wide or territory-wide Sanctions.

10.4.	Compliance with Law. Ayrmid undertakes that it will comply with all laws and regulations in the Territory applicable to the Commercialization of the Licensed Product.

10.5.
No Warranty. Except as otherwise expressly provided in this Agreement, neither Party makes any representation or warranty, express or implied, with respect to any technology, patents, goods, services, rights or other subject matter of this Agreement.

10.6.
Limitation of Liability. Notwithstanding anything else in this Agreement or otherwise and to the maximum extent permitted under applicable law, neither BioLine nor Ayrmid will be liable to the other with respect to any subject matter of this Agreement for (i) any indirect, incidental, special, consequential, or punitive damages or lost profits or (ii) cost of procurement of substitute goods, technology or services. The foregoing limitations shall not apply in the case of (i) the intentional breach, willful misconduct and/or fraud of a Party, (ii) a breach by BioLine of the exclusivity obligations imposed upon it in Sections 2.2 and 2.3 of this Agreement and (iii) with respect to a Party’s indemnification obligations hereunder.

11.	Indemnification; Insurance.

11.1.	Indemnity in Favor of BioLine.

11.1.1.
Ayrmid shall indemnify, defend, and hold harmless BioLine and its licensors, and their respective directors, officers, employees, agents and successors, heirs and permitted assigns (the “BioLine Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the BioLine Indemnitees in connection with any third party claims, suits, actions, demands or judgments (“Claims”) arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability) to the extent such Claims result from or are based on (i) a breach of this Agreement by Ayrmid; (ii) the use of any Licensed Technology or New Developments by Ayrmid, or any of its Affiliates or Sublicensees, or (iii) any product, process, or service that is made, used, or sold by Ayrmid or any of its Affiliates or Sublicensees pursuant to any right or license granted by BioLine to Ayrmid under this Agreement. The foregoing indemnification obligation will not apply to any Claim to the extent it arises directly out of a BioLine Indemnitee’s breach of this Agreement, fraud, negligence, willful misconduct or is otherwise covered by BioLine’s indemnification obligations under Section 11.2 below.

11.1.2.
Procedures. If any BioLine Indemnitee receives notice of any Claim, BioLine shall, as promptly as is reasonably possible, give Ayrmid written notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve Ayrmid of any indemnification obligation it may have hereunder to the extent such failure materially prejudices the ability of Ayrmid to respond to or to defend the BioLine Indemnitee against such Claim. BioLine and Ayrmid shall consult and cooperate with each other regarding the response to and the defense of any such Claim and Ayrmid shall, upon its acknowledgment in writing of its obligation to indemnify the BioLine Indemnitee, be entitled to and shall assume the defense or represent the interests of the BioLine Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the BioLine Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; and provided, further, that where any such settlement impacts upon any of BioLine’s rights, involves any admission of liability by BioLine or any of the BioLine Indemnitees, or involves any other obligation or undertaking on the part of BioLine or any of the BioLine Indemnitees, BioLine’s written consent shall be required, such consent not to be unreasonably withheld. Nothing herein shall prevent any BioLine Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

11.2.	Indemnity in Favor of Ayrmid.

11.2.1.
BioLine shall indemnify, defend, and hold harmless Ayrmid, its directors, officers, employees and agents and their respective successors, heirs and assigns (the “Ayrmid Indemnitees”), from and against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon any of the Ayrmid Indemnitees in connection with any third party Claims arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability) to the extent such Claims result from or are based on (i) a breach of this Agreement by BioLine; (ii) any product, process or service that is made, used or sold by BioLine in connection with any right or license granted by BioLine to Ayrmid under this Agreement, excepting the New Developments; and (iii) the fraud, gross negligence or willful misconduct on the part of any of the BioLine Indemnitees with respect to the Licensed Product, New Developments or the Licensed Technology. The foregoing indemnification obligation will not apply to any Claim to the extent it arises directly out of an Ayrmid Indemnitee’s breach of this Agreement, fraud, negligence, willful misconduct or is otherwise covered by Ayrmid’s indemnification obligations under Section 11.1 above.

11.2.2.
Procedures. If any Ayrmid Indemnitee receives notice of any Claim, Ayrmid shall, as promptly as is reasonably possible, give BioLine written notice of such Claim; provided, however, that failure to give such notice promptly shall only relieve BioLine of any indemnification obligation it may have hereunder to the extent such failure materially prejudices the ability of BioLine to respond to or to defend the Ayrmid Indemnitee against such Claim. Ayrmid and BioLine shall consult and cooperate with each other regarding the response to and the defense of any such Claim and BioLine shall, upon its acknowledgment in writing of its obligation to indemnify the Ayrmid Indemnitee, be entitled to and shall assume the defense or represent the interests of the Ayrmid Indemnitee in respect of such Claim, that shall include the right to select and direct legal counsel and other consultants to appear in proceedings on behalf of the Ayrmid Indemnitee and to propose, accept or reject offers of settlement, all at its sole cost; and provided, further, that where any such settlement impacts upon any of Ayrmid’s rights, involves any admission of liability by Ayrmid or any of the Ayrmid Indemnitees, or involves any other obligation or undertaking on the part of Ayrmid or any of the Ayrmid Indemnitees, Ayrmid’s written consent shall be required, such consent not to be unreasonably withheld. Nothing herein shall prevent the Ayrmid Indemnitee from retaining its own counsel and participating in its own defense at its own cost and expense.

11.3.
Insurance. Each Party shall obtain and maintain, at its expense, appropriate insurance to cover its respective activities under this Agreement, but in no event shall such coverage be less than any legally required amount. Each Party shall deliver to the other Party, promptly following request, certificates of insurance that evidence insurance coverage as aforesaid.

12.	Certain Deliveries; Transfers.

12.1.	BioLine License Effective Date Deliveries. On the License Effective Date, BioLine will deliver, or cause to be delivered (as applicable), to Ayrmid the following:

12.1.1.	A Manufacturing and Supply Agreement (the “Supply Agreement”), duly executed by BioLine;

12.1.2.	A Transition Services Agreement, duly executed by BioLine;

12.1.3.	A Confirmation of Continuity, duly executed by BioLine and the Upstream Licensor (the “Biokine Letter Agreement”);

12.1.4.	A Consent to License Agreement, duly executed by BioLine and Kreos Capital VII Aggregator SCSp (“Kreos”, and such Consent to License Agreement, the “Kreos Consent”); and

12.1.5.	Written evidence of the IIA Consent.

12.2.	Ayrmid License Effective Date Deliveries. On the License Effective Date, Ayrmid will deliver, or cause to be delivered (as applicable), to BioLine the following:

12.2.1.	The Supply Agreement, duly executed by Ayrmid;

12.2.2.	A Transition Services Agreement, duly executed by Ayrmid; and

12.2.3.	The Biokine Letter Agreement, duly executed by Ayrmid.

12.3.
Transfer of Distribution Agreements. Unless assigned and/or transferred (as applicable) to Ayrmid prior to the License Effective Date, within [***] days after the License Effective Date, BioLine shall use reasonable best efforts to assign the following agreements (in each case, including all amendments, modifications and supplements thereto) to Ayrmid: (i) [***].; (ii) [***]; (iii[***]; (iv) [***]; and (v) [***] (each of (i), (ii), (iii), (iv) and (v), a “Distribution Agreement”, and each entity providing services pursuant thereto, a “Distributor”). Ayrmid shall reasonably cooperate with BioLine in executing and delivering such documents and instruments as are reasonably necessary to effectuate the foregoing transfer; provided that, in no event shall Ayrmid be required to take any action that would reasonably be expected (in Ayrmid’s sole discretion) to adversely affect Ayrmid’s Commercialization of the Licensed Product. In the event that, after using reasonable best efforts, BioLine is unable to effectuate the foregoing transfer of a Distribution Agreement, BioLine shall use reasonable best efforts to cooperate with Ayrmid in facilitating a new written agreement (x) between Ayrmid and such Distributor on substantially the same terms and conditions as exist in the applicable Distribution Agreement or (y), in the event Ayrmid (in its reasonable discretion) and/or such Distributor refuse to enter into such a written agreement, between Ayrmid and a third party that can provide substantially similar services as were being provided by the applicable Distributor under the applicable Distribution Agreement. During such time as the Parties are using the applicable efforts to give effect to this Section 12.3, BioLine shall use reasonable best efforts to ensure that Ayrmid is able to exercise the rights of BioLine and access the services of each Distributor, in each case, under each Distribution Agreement as if Ayrmid were BioLine thereunder (the foregoing exercise of rights by Ayrmid, “Interim Use”). With respect to any costs, expenses or similar obligations arising from Distribution Agreements that are assigned and/or transferred, or that are intended to be assigned and/or transferred, to Ayrmid pursuant to this Section 12.3 (including, for the avoidance of doubt, costs, expenses or similar obligations arising from Interim Use), the Parties agree and acknowledge that Ayrmid shall be liable for such costs, expenses or similar obligations only to the extent arising from its exercise of its rights under any such Distribution Agreements (including, for the avoidance of doubt, Interim Use) from and after the License Effective Date, and BioLine shall be liable for any costs, expenses or similar obligations that arise from and after the License Effective Date solely to the extent relating to matters in respect of the Distribution Agreements occurring prior to the License Effective Date. For clarity, in the event of Interim Use of any Distribution Agreement by Ayrmid, Ayrmid shall be obligated to make payment (including, as the context dictates, as reimbursement to BioLine for payments made by BioLine on Ayrmid’s behalf) for the applicable costs, expenses and similar obligations arising from such Interim Use and shall indemnify and hold BioLine harmless from and against any and all liabilities, damages, losses or expenses (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon BioLine resulting from or based on such Interim Use. Notwithstanding anything to the contrary herein, in no event shall the foregoing obligation to indemnify and hold BioLine harmless apply to any liabilities, damages, losses or expenses (including reasonable attorneys’ fees and expenses of litigation) to the extent arising out of (i) a breach by BioLine of the applicable Distribution Agreement or (ii) the fraud, negligence or willful misconduct of BioLine.

12.4.	Transfer of MA and Interim Right of Reference.

12.4.1.
BioLine shall take, or cause to be taken, all actions, and shall do, or cause to be done, all things, in each case, necessary, proper or advisable (including, for the avoidance of doubt, the execution and/or filing of all required forms and documents, and prompt responses to all inquiries raised by the FDA (as defined below)) to assign to Ayrmid, within [***] days after the License Effective Date, that certain NDA Approval #217159 received from the U.S. Food and Drug Administration (the “FDA”) on September 8, 2023 (the “MA”) filed for marketing approval of the Licensed Product to Ayrmid, free of encumbrances, in accordance with all applicable laws (including applicable Regulatory Approvals), and Ayrmid shall reasonably cooperate with BioLine in connection therewith.

12.4.2.
With respect to the period of time in which the transfer of the MA has not been consummated (including, for the avoidance of doubt, in the event, after taking the requisite efforts contemplated by this Section 12.4, the transfer of the MA is unable to be taken), BioLine hereby grants to Ayrmid (and, to the extent applicable, its Affiliates, Sublicensees and distributors) a right to reference, file, or incorporate by reference any Regulatory Approvals (including, without limitation, the MA) to the extent necessary or reasonably desirable for Ayrmid to Commercialize the Licensed Product in the Territory.

12.4.3.
In the event that the transfer of the MA to Ayrmid is consummated in accordance with Section 12.4.1, the Parties agree and acknowledge that (i) to the extent that BioLine acts as the marketing authorization holder for the Licensed Product in any jurisdiction outside the Territory (in such capacity, a “Non-Territory MA Holder”), Arymid shall provide any documentation regarding the MA that BioLine may reasonably require for such purpose, and (ii) in the event that (x) Ayrmid is required to serve as a Non-Territory MA Holder in [***]or [***]or other countries in the Gloria Territory (each, a “Specified Non-Territory Jurisdiction”) so as to prevent the occurrence of breach by BioLine of the Gloria Agreement or a material adverse event to Gloria’s rights arising thereunder (including, for the avoidance of doubt, its rights to commercialize the Licensed Product) (it being understood and clarified that, in addition to the prevention of the occurrence of a BioLine MAE, Ayrmid shall be required to so serve as a Non-Territory MA Holder in a Specified Non-Territory Jurisdiction only after BioLine has used best efforts to discuss and agree with Gloria to having Gloria serve as the Non-Territory MA Holder in such Specified Non-Territory Jurisdiction and, after giving effect to such discussions, it has been determined that having Gloria serve as the Non-Territory MA Holder in such Specified Non-Territory Jurisdiction would violate the applicable laws of such Specified Non-Territory Jurisdiction) and (y) BioLine requests in writing that Ayrmid be the Non-Territory MA Holder for such Specified Non-Territory Jurisdiction, the Parties shall use reasonable best efforts to make Ayrmid the Non-Territory MA Holder for such Specified Non-Territory Jurisdiction (including, to the extent applicable, reasonable best efforts to assign the marketing authorization for such Specified Non-Territory Jurisdiction to Ayrmid on substantially the terms set forth in Section 12.4.1 above (on a mutatis mutandis basis)) (the foregoing, a “Non-Territory MA Holder Assumption”); provided that, in the case of a Non-Territory MA Holder Assumption, BioLine agrees to (i) indemnify and hold the Ayrmid Indemnitees harmless from and against any and all liabilities, damages, losses or expenses (including reasonable attorneys’ fees and expenses of litigation) (x) incurred by or imposed upon the Ayrmid Indemnitees and (y) resulting from or based on (A) the efforts and actions taken by the Parties in connection with the Non-Territory MA Holder Assumption or (B) Ayrmid’s status as a Non-Territory MA Holder and/or any obligations arising therefrom (the foregoing, the “MA Indemnity”), and (ii) enter into and consummate, and use its best efforts to require Gloria to enter into and consummate, a written agreement by and among the Parties and Gloria pursuant to which Gloria agrees to indemnify and hold the Ayrmid Indemnitees harmless on terms that are substantially similar to the MA Indemnity.

12.5.	Filing of Executed Agreement with IIA. BioLine undertakes to file a fully-executed version of this Agreement with the IIA within two (2) calendar days of the License Effective Date.

13.	Term and Termination.

13.1.
Term. The term of this Agreement shall commence on the License Effective Date and, unless earlier terminated as provided in this Section 13, shall continue in full force and effect on a country-by-country basis in the Territory until the expiration of all payment obligations pursuant to Section 6.

13.2.	Termination.

13.2.1.	Termination for Default.

13.2.1.1.
In the event that Ayrmid commits a Material Breach of this Agreement and fails to cure that breach within [***] days after receiving written notice thereof from BioLine, BioLine may terminate this Agreement immediately upon written notice to Ayrmid. Notwithstanding the foregoing, in the event that any breach is reasonably able to be cured within the stated period and Ayrmid uses diligent good faith efforts to cure such breach, then the stated period will be extended by an additional [***] days. Notwithstanding anything to the contrary herein, in the event Ayrmid commits a Material Breach of Section 5.1.1 hereof by failing to use Commercially Reasonable Efforts to Commercialize the Licensed Product within some, but not all, of the CRE Jurisdictions and fails to cure such breach within [***] days after receiving written notice thereof from BioLine, (a “CRE Jurisdiction Breach”) BioLine shall have the right to partially terminate this Agreement only as to the applicable CRE Jurisdictions in which such CRE Jurisdiction Breach occurred, such that, after giving effect to such partial termination, the term “Territory” herein shall be read and interpreted to exclude the applicable CRE Jurisdictions (any such CRE Jurisdiction thereafter, an “Excluded CRE Jurisdiction”). For the avoidance of doubt, in the event of a CRE Jurisdiction Breach, and notwithstanding anything to the contrary in this Agreement, BioLine shall have the right to Commercialize the Licensed Product in the Excluded CRE Jurisdiction (directly or via third parties) and shall be entitled to make use of the Licensed Technology and Licensed Trademarks (and have access to all applicable regulatory files) in the Excluded CRE Jurisdiction and grant licenses or rights to third parties under such rights for such Commercialization; provided, however, that BioLine shall use, shall cause its Affiliates to use and shall require that all such third parties to which such licenses or rights are granted use Commercially Reasonable Efforts in ensuring that the Commercialization of the Licensed Product and the use of the Licensed Technology and Licensed Trademarks (and applicable regulatory files) in the Excluded CRE Jurisdiction does not have an adverse effect on the Commercialization of the Licensed Product by Ayrmid in other jurisdictions in the Territory.

13.2.1.2.
In the event that BioLine commits a Material Breach of this Agreement and fails to cure that breach within [***] days after receiving written notice thereof from Ayrmid, Ayrmid may terminate this Agreement immediately upon written notice to BioLine.  Notwithstanding the foregoing, in the event that any breach is reasonably able to be cured within the stated period and BioLine uses diligent good faith efforts to cure such breach, then the stated period will be extended by an additional [***] days. Notwithstanding anything to the contrary herein, other than as expressly permitted by this Agreement (including, as applicable, with respect to an Excluded CRE Jurisdiction) or the agreements set forth in Section 12, (i) the engagement by BioLine in the Commercialization of the Licensed Product (whether directly or indirectly) in the Field in the Territory, (ii) the granting by BioLine of any of the rights or licenses granted to Ayrmid hereunder, whether to a third party or an Affiliate, in the Field in the Territory and (iii) the breach by BioLine of Section 10.2.2 (whether in whole or in part), shall, in each case, be considered a Material Breach by BioLine of this Agreement.

13.2.2.	Bankruptcy.

13.2.2.1.
Either Ayrmid or BioLine may terminate this Agreement upon notice to the other if the other Party becomes insolvent, is adjudged bankrupt, applies for judicial or extra-judicial settlement with its creditors, makes an assignment for the benefit of its creditors, voluntarily files for bankruptcy or has a receiver or trustee (or the like) in bankruptcy appointed by reason of its insolvency, or in the event an involuntary bankruptcy action is filed against the other Party and not dismissed within [***] days, or if the other Party becomes the subject of liquidation or dissolution proceedings (other than in the context of a solvent internal restructuring), admits in writing its inability to pay its debts or otherwise discontinues business.

13.2.2.2.
Notwithstanding the foregoing, in the event a receiver or trustee (or the like) is appointed or either Party has entered into a settlement with its creditors and the other Party is otherwise meeting its obligations pursuant to this Agreement, and such trustee (or the like) or creditors assume all the obligations set forth in this Agreement, this Agreement may not be terminated as contemplated under Section 13.2.2.1 during such period as long as it is not breached in a material manner.

13.2.3.
Termination of the Upstream License. In the event of a termination of any part of the Upstream License for any reason, any element of the Licenses covering Licensed Technology in-licensed by BioLine from the Upstream Licensor and corresponding to the terminated license shall immediately terminate.

13.2.4.
Notwithstanding anything to the contrary in the foregoing, the Parties agree and acknowledge that, pursuant to and in accordance with the terms and conditions of the Biokine Letter Agreement, Ayrmid shall have the right to enter into a direct license agreement with the Upstream Licensor.

13.3.	Effect of Expiration and Termination.

13.3.1.	Termination of Rights.

13.3.1.1.
Except as may be contemplated by (x) Section 13.2.4 above and the Biokine Letter Agreement and (y) a CRE Jurisdiction Breach, upon expiration of this Agreement pursuant to Section 13.1, or earlier termination by Ayrmid pursuant to Section 13.2.1.2, 13.2.2 or 13.2.3 hereof, or by BioLine pursuant to Sections 13.2.1.1, 13.2.2 or 13.2.3 hereof: (a) the rights and Licenses granted to Ayrmid under Section 2 shall terminate; (b) all rights in and to the Licensed Technology and the Licensed Trademarks and any documents concerning work product generated with respect thereto shall revert to BioLine, and Ayrmid shall not be entitled to make any further use whatsoever of the Licensed Technology, the Licensed Trademarks or such documents nor shall Ayrmid further Commercialize the Licensed Product; and (c) any existing agreements that contain a Sublicense of the Licensed Technology shall terminate. In addition, following any expiration or termination as aforesaid, each Party will return or cause to be returned to the other Party, or destroy or have destroyed any BioLine Confidential Information or Ayrmid Confidential Information, as applicable, of the other Party, and without limiting the foregoing, Ayrmid shall make Commercially Reasonable Efforts to deliver to BioLine any documents or other materials relating to work performed with respect to its obligations in Section 5.1 or to business development or commercial contacts with respect to the Licensed Technology or Licensed Product (except as may be with respect to any Reduced-Royalty New Development Product). A recipient of BioLine Confidential Information or Ayrmid Confidential Information (as applicable) shall however be entitled to retain one copy of such BioLine Confidential Information or Ayrmid Confidential Information (as applicable) in a secure manner in its legal files for the purpose of determining its obligations under this Agreement.

13.3.1.2.
Notwithstanding anything to the contrary in the foregoing Section 13.3.1.1, in the event of the expiration of this Agreement pursuant to Section 13.1 or the exercise by Ayrmid of its rights under Section 13.2.4 above and the Biokine Letter Agreement, BioLine shall, upon written request from Ayrmid, grant to Ayrmid a non-exclusive, fully paid up and royalty-free, non-transferable but sublicensable license in and to the Licensed Trademarks on substantially the terms set forth in Section 2.2, mutatis mutandis (except for any such terms that impose or otherwise constitute a restriction on the right of Ayrmid to sublicense the license to the Licensed Trademarks granted pursuant to this Section 13.3.1.2).

13.3.1.3.
Notwithstanding anything to the contrary in the foregoing Section 13.3.1.1, in the event (x) Ayrmid has any New Developments or New Development Products (including, for the avoidance of doubt, Reduced-Royalty New Development Products) and (y) this Agreement expires pursuant to Section 13.1 (herein, an “Expiration”), or is terminated by Ayrmid pursuant to Sections 13.2.1.2 (herein, an “Ayrmid Termination”), or by BioLine pursuant to Sections 13.2.1.1 (herein, a “BioLine Termination”) , BioLine shall, upon written request from Ayrmid, grant to Ayrmid a non-exclusive, non-transferable but sublicensable license in and to the Licensed Technology on substantially the terms set forth in Section 2.1, mutatis mutandis, solely to the extent required for Ayrmid’s Commercialization of such New Developments or New Development Products (including, for the avoidance of doubt, Reduced-Royalty New Development Products) in the Field in the Territory; provided, however, that (i) in the event of an Expiration, the foregoing license shall be on a fully paid up and royalty-free basis; (ii) in the event of an Ayrmid Termination, the foregoing license shall be subject to payment of royalties to BioLine at [***]% of the rates set out in Section 6.3; and (iii) in the event of a BioLine Termination, the foregoing license shall be subject to payment of royalties to BioLine at the rates set out in Section 6.3.

13.3.2.	Transfer of Filings and New Developments. In the event BioLine terminates this Agreement pursuant to Section 13.2.1.1 (except for a CRE Jurisdiction Breach) or 13.2.2,

13.3.2.1.
Ayrmid shall deliver, transfer and assign to BioLine, and, to the extent applicable, shall cause all of its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to deliver, transfer and assign to BioLine, in each case, to the extent transferable, the following as well as all rights, title and interest thereto: all documents and other materials filed by or on behalf of Ayrmid and its Affiliates (but not including Sublicensees unless Ayrmid is entitled to receive such documents and materials from a Sublicensee upon termination of the applicable Sublicense) with Regulatory Agencies in furtherance of applications for Regulatory Approval in the Territory with respect to Licensed Product;

13.3.2.2.
(i) Ayrmid shall grant, and, to the extent applicable, shall cause all of its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to grant, to BioLine a non-exclusive, fully paid up and royalty-free, transferable and sublicensable license in and to the New Developments (but excluding any Reduced-Royalty New Development Products) to research, have researched, Develop, have Developed, manufacture and have manufactured, and Commercialize such New Developments (but excluding, for the avoidance of doubt, any Reduced-Royalty New Development Products), and (ii) Arymid shall execute, and, to the extent applicable, shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to execute, any reasonably required documents that BioLine may reasonably request be executed to give effect to the foregoing; and

13.3.2.3.
Ayrmid shall grant, and, to the extent applicable, shall cause all of its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to grant, to BioLine for two (2) years following the date of termination of this Agreement the following right of first negotiation: in the event Ayrmid wishes to grant to a third party an exclusive, worldwide, royalty-bearing, license in relation to part or all of its New Developments (including, for these purposes, any Reduced-Royalty New Development Products) to research, have researched, Develop, have Developed, manufacture and have manufactured, and Commercialize such New Developments (including, for these purposes, any Reduced-Royalty New Development Products) (an “Exclusive License Arrangement”), prior to entering into negotiations or discussions with any such third party as to such Exclusive License Arrangement (it being clarified that Ayrmid’s receipt of a notice, offer or summary of terms from a third party in respect of an Exclusive License Arrangement that is not solicited by Ayrmid shall not, in and of itself, be considered the entering into of negotiations or discussions by Ayrmid with such third party), Ayrmid shall notify BioLine of its wish to enter into such Exclusive License Arrangement and the applicable terms thereof (the “Exclusive License Arrangement Notice”). BioLine shall thereafter have [***] days to consider whether it is interested in entering into the Exclusive License Arrangement on the terms set forth in the Exclusive License Arrangement Notice and, if it is, BioLine shall notify Ayrmid thereof (the “Exclusive License Arrangement Response”). Upon receipt of the Exclusive License Arrangement Response, Ayrmid and BioLine shall engage in good faith negotiations in respect of the Exclusive License Arrangement. Should (i) BioLine fail to provide the Exclusive License Arrangement Response within the aforementioned [***] day period, (ii) BioLine otherwise notify Ayrmid that it is not interested in entering into the Exclusive License Arrangement, or (iii) the Parties fail to consummate the Exclusive License Arrangement within [***] days of BioLine having provided the Exclusive License Arrangement Response, Ayrmid shall, in the case of each of (i), (ii) and (iii), be free to enter into negotiations or other discussions with any third party with respect to the Exclusive License Arrangement.

13.3.3.
Accruing Obligations. Termination of this Agreement shall not relieve the Parties of obligations occurring prior to such termination, including obligations to pay amounts accruing hereunder up to the date of termination.

13.4.
Survival. The Parties’ respective rights, obligations, and duties under Sections 2.3.3.2, 8, 10.5, 10.6, 11, 12.3, 12.4, 13, and 14, as well as any rights, obligations, and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement including any obligation to pay any fees due to BioLine arising from the Commercialization of the Licensed Product prior to the date of expiration or termination of this Agreement.

14.	Miscellaneous.

14.1.
Entire Agreement.  This Agreement, together with the Biokine Letter Agreement and each such other agreement set forth in Section 12, collectively represent the entire agreement of the Parties with respect to the subject matter hereof, and except as expressly set forth herein or otherwise agreed between the Parties in writing, the agreements set forth in this Agreement, the Biokine Letter Agreement and each such other agreement set forth in Section 12 collectively supersede all other agreements and understandings between the Parties with respect to same.

14.2.
Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by international courier, or by email, to the following addresses, unless the parties are subsequently notified of any change of address in accordance with this Section 14.2:

If to BioLine:	BioLineRx Ltd. Modi’in Technology Park 2 HaMa’ayan Street Modi’in, 7177871, Israel Attention: Chief Executive Officer Email:
With a copy (which shall not constitute notice) to:	BioLineRx Ltd. Modi’in Technology Park 2 HaMa’ayan Street Modi’in, 7177871, Israel Attention: General Counsel Email:
If to the Ayrmid:	Ayrmid Pharma Ltd. C/o Byrne Wallace 88 Harcourt Street Dublin 2, Ireland Attention: Rory Nealon Email:
With a copy (which shall not constitute notice) to:	Paul Hastings LLP 200 Park Avenue New York, NY 10166 Attention: Samuel Waxman Email:

Any notice shall be deemed to have been received as follows: (i) by personal delivery, upon receipt; (ii) by international courier, receipt confirmed, three (3) business days after deposit with the courier; or (iii) by email, receipt confirmed, one (1) business day after sending, receipt confirmed.

14.3.	Governing Law and Dispute Resolution.

14.3.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of New-York, without regard to the application of principles of conflicts of law.

14.3.2.
Any dispute arising out of or in connection with this Agreement, as well as its validity, shall be first referred to a senior officer of each Party. Such officers shall use good faith efforts to promptly meet and resolve the dispute within 10 business days of the matter being referred to them. In the event such a resolution is not reached within such 10 business day period, the dispute shall be submitted to binding arbitration as set forth in Section 14.3.3 below.

14.3.3.
Except as expressly stated otherwise herein, all disputes arising out of or in connection with this Agreement as well as its validity shall be finally settled in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in force at the time of the dispute. The arbitral tribunal will consist of one (1) arbiter appointed by agreement of the parties or, if such agreement is not obtained within 30 days of request by a party for arbitration, in accordance with the ICC Rules. The seat of the arbitration will be New York, New York. The language of the arbitral proceedings and all documents exchanged and submitted shall be English. The foregoing shall not derogate from the right of either party to seek injunctive relief from a court of competent jurisdiction.

14.4.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

14.5.	Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.6.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.7.
Amendment; Waiver. This Agreement may be amended, modified, superseded, or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the party waiving compliance. The delay or failure of any Party at any time to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.8.
No Agency or Partnership.  Nothing contained in this Agreement shall give any Party the right to bind another or be deemed to constitute either Party as agent for the other or as partner with the other Party or any third party.

14.9.
Assignment and Successors. This Agreement may not be assigned, or transferred by operation of law or otherwise, by either Party, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed, except that each Party may, without such consent, assign this Agreement and the rights, obligations and interests of such Party, in whole or in part, to any of its Affiliates, to any purchaser of all or substantially all of its assets, or to any successor corporation resulting from any merger or consolidation of such Party with or into such corporation. The assigning or transferring party shall provide reasonable advance notice of such assignment or transfer to the other party.

14.10.
Force Majeure.  Neither Party will be responsible for delays resulting from causes beyond the reasonable control of such Party, including without limitation, regulatory delay, fire, explosion, pandemic, flood, war, strike, or riot, or similar significant “acts of god” provided that the non-performing party uses commercially reasonable efforts to avoid or remove such causes of non-performance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

14.11.
Interpretation.  The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.12.
Severability.  If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that such provision shall be interpreted as necessary to give maximum effect to such provision as permitted under law and that the remainder of this Agreement shall not be affected.

14.13.
Execution.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall constitute one and the same document.  Signatures to this Agreement transmitted by email in “portable document format” (pdf) or signed electronically by any other electronic means intended to preserve the original graphic and pictorial appearance of this Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Remainder of page intentionally left blank]

[Signature page to License Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

BioLineRx Ltd. By: _______________________ Name: _____________________ Title: ______________________	Ayrmid Pharma Ltd. By: __________________________ Name: ________________________ Title: _________________________

Exhibit A

Licensed Patents and Patent Applications

Licensed Composition Patents

BL-8040 IP List- COM & Manufacturing

November 20, 2024

Project / Docket No.	Owner Law firm	Title	Territory	Application/ Patent Number	Filing Date	Status (Pending unless stated otherwise)	Expiration Date (without extension)
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Licensed Use Patents

BL-8040 IP List- in the Field

November 20, 2024

Project / Docket No.	Owner Law firm	Title	Territory	Application/ Patent Number	Filing Date	Status (Pending unless stated otherwise)	Expiration Date (without extension)
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Exhibit B

Licensed Trademarks

Aphexda

Application Date	Country	Status	Owners	Goods/Services	Mark	International ref No.	No.	Expiration Date
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Aphexda Logo

Application Date	Country	Status	Owners	Goods/Services	Mark	International ref No.	No.	Notes	Expiration Date
[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]	[***]

Exhibit C

Territory – Excluded Countries

[***]

Countries/Regions that are subject to BioLine’s Consent

[***]

Exhibit D

Form of Report

[***]

Schedule 10.2

Encumbrances

[***]

Claims

[***]